UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES

Pursuant to Section 12(b) or (g) of the Securities Exchange Act of 1934

ACRO BIOMEDICAL CO., LTD.
(Exact name of registrant as specified in its charter)

Nevada	47-1950356
(State or other jurisdiction of Incorporation or organization)	(I.R.S. Employer Identification No.)

12175 Visionary Way, Suite 1160; Fishers, Indiana 46038

(Address of principal executive offices)

Registrant’s telephone number, including area code: (317) 286-6788

Securities to be registered under Section 12(b) of the Exchange Act: None

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Securities to be registered under Section 12(g) of the Exchange Act: Common stock, par value $0.001 per share

Indicate by check mark if the registrant is a well-known seasoned issuer, as defined in Rule 405 of the Securities Act. Yes ☐     No ☒

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging Growth Company	☐

If an emerging growth company, indicate by a check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

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As used in this report, the terms “we,” “us,” “our,” and words of like import, and the “Company” refers to Acro Biomedical Co., Ltd., unless the context indicates otherwise. Prior to December 31, 2019, our fiscal year was the year ended September 30. On March 27, 2020, we filed a transition report on Form 10-K to change our fiscal year to the calendar year.

FORWARD LOOKING STATEMENTS

This registration statement on Form 10 contain “forward-looking statements,” within the meaning of the Private Securities Litigation Reform Act of 1995, all of which are subject to risks and uncertainties. Forward-looking statements can be identified by the use of words such as “expects,” “plans,” “will,” “forecasts,” “projects,” “intends,” “estimates,” and other words of similar meaning. One can identify them by the fact that they do not relate strictly to historical or current facts. These statements are likely to address our growth strategy, financial results and product and development programs. One must carefully consider any such statement and should understand that many factors could cause actual results to differ from our forward looking statements. These factors may include inaccurate assumptions and a broad variety of other risks and uncertainties, including some that are known and some that are not. No forward looking statement can be guaranteed and actual future results may vary materially.

These risks and uncertainties, many of which are beyond our control, include, and are not limited to:

•	Our ability to develop and market nutritional products based on cordyceps sinensis and related products and metallothionein MT-3 elizer;

•	The extent to which there is a market for products such as our proposed products in the United States, and our ability to address any market which may develop;

•	Our ability to obtain the significant funding that we expect to require to develop and implement our proposed business plan;

•	Our ability to generate revenue from the sale of our products;

•	Our ability to develop, establish and maintain an effective marketing and distribution program for our products;

•

The effect of the COVID-19 pandemic on the market for our products, which has contributed to our failure to generate any sales in the three months ended June 30, 2020, the ability of manufacturers to produce the raw materials for products, the ability of any suppliers of products to supply us products on commercially reasonable terms and the ability of our customers to continue in business and sell our products and the willingness of consumers to purchase products which include ingredients that we sell;

•	Our ability to generate a gross profit sufficient to cover our operating expenses;

•

Our ability to develop a customer base so that we are not dependent upon a small number of customers for all of our revenues, one of which accounted for all of our sales from January 1, 2019 through June 30, 2020;

•	Our ability to obtain raw materials and finished product on reasonable terms and in a timely manner;

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•	Our ability to obtain the necessary financing for us to develop and market our products;

•	Our ability to obtain any necessary regulatory approval necessary for us to market and sell our products and to comply with applicable regulatory requirements;

•	Our ability to identify, hire and retain qualified executive, administrative, research and development, marketing and other personnel;

•

To the extent that we manufacture products, our ability to establish and maintain manufacturing facilities that comply with all applicable government regulations for any products which we may develop or manufacture;

•	Our ability to develop and maintain third-party manufacturing facilities for our product;

•	The ability and willingness of any third-party manufacturer that we engage to meet our and our customers quality standards and delivery requirement;

•	Our ability to establish effective marketing and distribution arrangements;

•	Our ability and the ability of our suppliers to comply with government regulations relating to the manufacture, sale and marketing of our products;

•	Our ability to successfully develop a marketable product;

•	Any liability we may sustain as a result of adverse effects resulting from the use of the products we sell including any product recalls;

•	Any liability we may sustain as a result of impurities or other problems relating to products we sell;

•	Our ability to protect any intellectual property we may develop;

•	The effects on our reputation or financial condition of any product recall, whether required or voluntary;

•	The effects of fluctuation of our sales on our operating results and on our ability to order products and raw materials to meet the changing needs of the market;

•	The effects of any litigation which may arise concerning the use of our products;

•	The costs associated with defending and resolving potential legal claims, even if such claims are without merit;

•	The effects on our financial condition, operating results and reputation of any adverse reactions which users of our products may sustain;

•	Any liability we may sustain as a result of any impurities in any products we may sell;

•	The development of a market for our common stock;

•	If a market in our common stock develops, actions by third parties to either sell or purchase our common stock in quantities that would have a significant effect on our stock price;

•	Risks generally associated with products that are considered nutritional supplements;

•	Current and future economic and political conditions;

•	The impact of changes in accounting rules on our financial statements;

•	Other assumptions described in this report; and

•	Other matters that are not within our control.

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Information regarding market and industry statistics contained in this report is included based on information available to us that we believe is accurate. It is generally based on industry and other publications that are not produced for purposes of securities offerings or economic analysis. We have not reviewed or included data from all sources. Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and the additional uncertainties accompanying any estimates of future market size, revenue and market acceptance of products and services. We do not assume any obligation to update any forward-looking statement. As a result, you should not place undue reliance on these forward-looking statements.

The forward-looking statements in this registration statement speak only as of the date of this registration statement and you should not to place undue reliance on any forward-looking statements. Forward-looking statements are subject to certain events, risks, and uncertainties that may be outside of our control. When considering forward-looking statements, you should carefully review the risks, uncertainties and other cautionary statements in this registration statement as they identify certain important factors that could cause actual results to differ materially from those expressed in or implied by the forward-looking statements. These factors include, among others, the risks described under in this registration statement, including those described under “Business,” “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” as well as in other reports and documents we file with the SEC. We undertake no obligation to revise or publicly release the results of any revision to these forward-looking statements, except as required by law. Given these risks and uncertainties, you are cautioned not to place undue reliance on such forward-looking statements.

Item 1. Business

Since January 30, 2017, following a change of control, we have been engaged in the business of developing and marketing nutritional products that promote wellness and a healthy lifestyle. Our business to date has involved the purchase of products from three suppliers in the Republic of China and the sale of these products to three unrelated customers, one of which accounted for all of our sales in the quarters ended March 31, 2020 and year ended December 31, 2019. The sales from the quarter ended March 31, 2020 were our only sales in the six months ended June 30, 2020 and the sales in the last quarter of the year ended December 31, 2019 were our only sales in 2019 since we did not have any sales during the first three quarters of the year. We did not have any sales during the three months ended June 30, 2020 or the first three quarters of the year ended December 31, 2019. We sell product in bulk to companies who may use our products as ingredients in their products or sell the products they purchase from us to their own customers.

All of our sales to date have been sales of cordyceps related products and, in the quarter ended March 31, 2018, we sold metallothionein MT-3 elizer. Cordyceps is a fungus that is used in traditional Chinese medicine. Cordyceps sinensis has been described as a medicine in old Chinese medical books and Tibetan medicine. It is a rare combination of a caterpillar and a fungus and found at altitudes above 4500m in Sikkim. Metallothionein MT-3 elizer is a protein that, in powder form, is used in health supplements. The encoded protein in metallothionein MT-3 is considered a growth inhibitory factor, and reduced levels of the protein are observed in the brains of individuals with some metal-linked neurodegenerative disorders such as Alzheimer’s disease. We do not make any claims as to the potential benefits of any of our products. We have not sold metallothionein MT-3 elizer since the quarter ended March 31, 2018, and we do not have any orders for metallothionein MT-3 elizer. We cannot assure you that we will be able to sell metallothionein MT-3 elizer in the future. Our inventory at June 30, 2020 is for cordyceps products. We may also seek to market other products which we see as complimentary to our present products; however, we have not entered into negotiations with respect to the distribution of other products and we cannot assure you that we will be able to market any other products.

All of our revenue for the six months ended June 30, 2020 represents sales in the three months ended March 31, 2020 to one customer that was also our sole customer for the three months ended December 31, 2019. There were no sales during the three months ended June 30, 2020. We believe that our failure to sell products in the three months ended June 30, 2020 resulted substantially from the COVID – 19 pandemic and actions taken by governments to address the pandemic. We believe our failure to generate sales reflects a downturn in the market in the PRC for cordyseps products, and we cannot assure you that the market will improve. We also cannot assure you the political instability in Hong Kong will not affect our sales, since our customers in 2017 and 2018 were Hong Kong-based customers who sold their products in the People’s Republic of China (the “PRC”) and none of these customers has made purchases from us since the quarter ended December 31, 2018. We cannot assure you that these factors will not affect our ability to generate revenues in the future and, to the extent that any of these factors affects our ability to generate revenue, we may not be able to continue in business.

We first sold products during the fourth quarter of the year ended September 30, 2017. In the year ended September 30, 2017, we generated revenues of $510,000 during the fourth quarter from the sale of Cordycepin and cordyceps powder to one customer. During the year ended September 30, 2018, we sold Cordycepin and cordyceps powder and metallothionein MT-3 elizer to two customers. During the year ended September 30, 2019, we sold Cordycepin and cordyceps powder to two customers, who accounted for 94% and 6% of our revenue. We did not sell any metallothionein MT-3 elizer products. All sales during the year ended September 30, 2019 were made in the first quarter of the year, and we did not have any sales during the second, third or fourth quarter of the year. In January 2020, we changed our fiscal year from the year ended September 30 to the calendar year. During the quarter ended December 31, 2019, we reported modest sales which is from sale to one customer who was not a customer during prior periods. All of our revenue for the quarter ended March 31, 2020 represents sales to this same customer. We purchased all of our Cordycepin and cordyceps powder from one supplier for the years ended September 30, 2017 and 2018 and from a different supplier in the year ended September 30, 2019 and the six months ended June 31, 2020, and we purchased all of our metallothionein MT-3 elizer from another supplier. Our sales are sales of our product in bulk to companies who may use our products as ingredients in their products or sell the products they purchased from us to their own customers. We have not sold metallothionein MT-3 elizer since the quarter ended March 31, 2018.

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Our Organization

We are a Nevada corporation incorporated on September 24, 2014 under the name Killer Waves Hawaii, Inc. On January 30, 2017, we changed our corporate name to Acro Biomedical Co., Ltd. Our address is 12175 Visionary Way, Suite 1160, Fishers, Indiana 46038, telephone (317) 286-6788. Our corporate website is http://acrobiomedicalco.com. Information on or derived from our website or any other website is not part of this registration statement.

Proposed Business

To date, all of our sales were made by our chief executive officer, who is our only employee. We plan to develop a marketing program pursuant to which we will market seek to:

•	market raw materials to customers, primarily in Hong Kong, who would use our products as an ingredient on their products;

•	enter into agreements with customers pursuant to which we would develop and supply products which include our ingredients and which meet the specifications of the customer;

•	develop one or more products which we would sell to retail outlets which would sell our products to their customers or sell the products directly to retail customers as on-line sales.

We do not presently have either a marketing staff or any manufacturing facilities. We intend to develop a marketing staff by hiring a marketing manager and engaging independent sales representatives or hiring sales and marketing and sales personnel or a combination of independent representatives and sales staff. We cannot assure you that we will be able to engage the necessary qualified personnel or to implement an effective marketing program.

Initially, we intend to focus on marketing our products to companies in the Hong Kong and Republic of China markets. To date all of our sales have been sales of products which we purchased from our suppliers. In order to market products which would be based our or our customer’s specifications, we would need to provide our potential customers with evidence that we have the capacity to develop and manufacture the products that meet both the customer’s quality specifications and delivery requirements and comply with all government requirements. Since we anticipate that any the products we sell will be marketed as over the counter health supplements, both the manufacturing facility, the product and the marketing materials may have to comply with all applicable government regulations in the country in which the products are sold.

We do not presently have any manufacturing operations. To the extent that we obtain purchase orders for products, we would need to negotiate an agreement with a qualified manufacturer acceptable to the customer that can deliver the products in accordance with the customer’s specifications, including any required product warranties, and all applicable government regulations and at the customer’s cost set forth in the purchase order. We cannot assure you that we will be able to generate any orders for products until and unless we have shown the ability to produce and deliver products of the type that the customer.

At present, we do not have any products that can be sold at retail. We may seek to develop our own proprietary products or we may have a supplier provide us with their products on a private label basis or we may sell a manufacturer’s brand. We cannot assure you that we can develop products, obtain products on a private-label basis or sell any products at retail. To the extent that we are selling products to consumers, whether directly through the Internet, or through retail outlets, we will need to comply with all applicable government regulations in each country in which we sell the products. We do not anticipate that we will sell any products in the United States market in the near future.

We anticipate that for any products we sell pursuant to an agreement with our customer we will incur liability in the event that the product does not comply with the customer’s specifications or in the event of any product recall. We intend to provide in our agreement with the customer that the customer will be responsible for compliance with all laws applicable to the marketing, sale and labeling of the product. If we sell any products at retail, whether through the Internet or through retail outlets, it will be our responsibility to comply with all government regulations relation to manufacture, marketing, sale and labeling of the products. We will also incur liability in the event of any product recall. The cost of any liability which we may incur may be significant and, if we are found to be liable for any product noncompliance or product recall, we may not be able to continue in business.

Our business plan is in the preliminary stages, and we will require significant funding to implement our business plan, with no assurance that we can or will be successful in developing and implementing our business plan. If we are not able to implement our business plan, our business may be materially impaired.

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Source of Supply

During the six months ended June 30, 2020, we purchased inventory of Cordycepin and cordyceps powder, from one supplier Aublog Inc., a Taiwan-based company.  We did not purchase any products during the three months ended December 31, 2019. In the year ended September 30, 2019, we purchased all of our Cordycepin and cordyceps powder from Biospring, Inc., a Taiwan-based company. In the year ended September 30, 2018, we purchased all of our Cordycepin and cordyceps powder from Aublog, and we purchased all of our metallothionein MT-3 elizer from Taiwan Master Foods Co., Ltd., a Taiwan-based company. We did not purchase or sell any metallothionein MT-3 elizer since the year ended September 30, 2018. We do not have any long-term supply contracts with any supplier, as a result of which our suppliers have no obligation to sell products to us. The following table sets forth our purchases from these suppliers for the years ended September 30, 2019 and 2018. All of the inventory purchased during the year ended September 30, 2019 was purchased during the quarters ended December 31, 2018 and March 31, 2019.

	Six Months Ended June 30,	Three Months Ended December 31,	Year Ended September 30,
	2020	2019	2019	2018
Aublog Inc.	$600,000	-	$-	$5,827,700
Taiwan Master Foods Co. Ltd	-	-	-	2,500,000
Biospring, INc	-	-	$1,132,000	-
	$600,000	-	$1,132,000	8,327,700

Our inventory of $950,000 at June 30, 2020, which includes a purchase deposit for inventory of $12,000, and our inventory of $878,560 at December 31, 2019 and of $1,060,600 at September 30, 2019 consisted of Cordycepin and cordyceps powder which we purchased from Biospring and Aublog. To the extent that we are not able to sell our inventory, our working capital and financial condition will be materially impaired.

We do not plan to establish manufacturing facilities. We have engaged in initial discussions with potential contract manufacturers in the Republic of China (“Taiwan”) but, as of the date of this registration statement, we do not have a formal or informal understanding with any contract manufacturer. If we can negotiate acceptable terms for a contract manufacturer to manufacture our products, we would source the raw materials and have the raw materials shipped to the manufacturer who would them customize the product to meet our or our customer’s specifications. However, any product that we may sell may bear the brand names of the manufacturer rather than our brand name. If we are not able to negotiate an agreement with a contract manufacturer, we may buy finished products from a manufacturer, which we anticipate would have the manufacturer’s brand names. Even if we engage a contract manufacturer, we may still buy a manufacturer’s brand products either from our contract manufacturer or another supplier. Our ability to negotiation a contract with a supplier may be affected by both the modest level of sales for the year as well as our lack of substantial sales. We cannot assure you that we will be able to develop the necessary relationships with suppliers or contract manufacturers on reasonable terms. Our inability to enter into an agreement with a contract manufacturer may materially impair our ability to implement our business plan.

We do not have any arrangement with any supplier to provide us with product for us to sell not do we have arrangement with suppliers to manufacture products in accordance with specification from potential customers.

Marketing and Sales

All of our marketing and sales activities to date have been conducted by our chief executive officer, Pao-Chi Chu, who is our only employee and who provides his services on a part-time basis. All sales to date were made by our chief executive officer. We intend to implement a marketing program as described under Item 1. Business – Proposed Business

Our only customer for the six months ended June 30, 2020 and the three months ended December 31, 2019 was King Life Biotech Co. LTD, which was not a customer in prior years. Our largest customer during the years ended September 30, 2019 and 2018 and the three months ended December 31, 2018 was Acrology International Co., Ltd., which accounted for 94% or our sales for the year ended September 30, 2019 and the three months ended December 31, 2018 and 53% of our sales for the year ended September 30, 2018. Only one customer, Xiamen Jinxia Yongfeng Commercial Co., Ltd., which accounted for 47% of our sales in the year ended September 30, 3018 and no sales in the year ended September 30, 2019, accounted for 10% or more of our sales in either year. We do not have any long-term contracts with any customer. We ship products pursuant to purchase orders placed by the customers. The following table sets forth our sales during six months ended June 30, 2020, the three months ended December 31, 2019 and 2018 and the years ended September 30, 2019 and 2018. We had no sales in the six months ended June 30, 2019.

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	Six Months Ended June 30,	Three Months Ended December 31,		Year Ended September 30,
	2020	2019	2018	2019	2018
Acrology International Co., Ltd.	$--	$--	$1,274,000	$1,274,000	$4,271,500
Xiamen Jinxia Yongfeng Commercial Co., Ltd.	--	--	--	--	$3,743,000
King Life Biotech Co. LTD	687,964	193,596	--	--	--
One other customer	--	--	80,000	80,000	--
	$687,964	$193,596	$1,354,000	$1,354,000	$8,014,500

Our customers are located in Hong Kong and Taiwan and may use our product as an ingredient in their products, which are sold in the People’s Republic of China.

Effects of COVID-19

Since our products are purchased by customers in Taiwan and Hong Kong as one ingredient of a product to be sold to their customers in China, our business may be impacted by the effects of the COVID-19 pandemic as it effects manufacturers in Taiwan and Hong Kong and their customers in China. We believe that our failure to generate sales in the three months ended June 30, 2020 significantly resulted from the effects of the COVID-19 pandemic and these factors may continue to affect our ability to sell our products. . Factors relating to the COVID-19 pandemic which may affect the market for our products include, but are not limited to, the following.

•	The effect of COVID-19 on the ability of our customers and potential customers to manufacture products;

•	The financial health of our potential customers;

•	Since our customers use our products as an ingredient, the ability of the customer to obtain other ingredients may affect their willingness or ability to purchase our product.

•	The ability of our customers to ship their products to China and the ability of their customers to distribute product to retail markets;

•	The willingness or ability of the ultimate purchaser in China to purchase products with our ingredients and their perception as to whether the products may have beneficial effects to them;

•	The extent to which quarantine affects the willingness or ability of consumers to purchase products with our ingredients;

•	The perceived benefit, if any, to consumers of products with our ingredients;

•	The extent to which the purchase or products with our ingredients is a low priority item for a population whose disposable income may have decreased as a result of COVID-19 and the steps taken by the Chinese government to curb the spread of infection.

Government Regulations

In the event that we seek to market and sell our products in the United States, we will be subject to various laws and regulations. The United States Federal Food, Drug, and Cosmetic Act defines a dietary ingredient as a vitamin, mineral, herb or other botanical, amino acid, dietary substance for use by man to supplement the diet by increasing the total dietary intake, or a concentrate, metabolite, constituent, extract, or combination of the preceding substances. Unlike drugs, supplements are not intended to treat, diagnose, prevent, or cure diseases, which means that supplements cannot make claims as to health benefits. Claims like these can only legitimately be made for drugs, not dietary supplements. Dietary supplements include such ingredients as vitamins, minerals, herbs, amino acids, and enzymes. Dietary supplements are marketed in forms such as tablets, capsules, softgels, gelcaps, powders, and liquids. Cordyceps is considered a dietary supplement.

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The United States Food and Drug Administration regulates both finished dietary supplement products and dietary ingredients. The FDA regulates dietary supplements under a different set of regulations than those covering “conventional” foods and drug products. Under the Dietary Supplement Health and Education Act of 1994, (i) manufacturers and distributors of dietary supplements and dietary ingredients are prohibited from marketing products that are adulterated or misbranded. That means that these firms are responsible for evaluating the safety and labeling of their products before marketing to ensure that they meet all the requirements of Dietary Supplement Health and Education Act and FDA regulations. The FDA is responsible for taking action against any adulterated or misbranded dietary supplement product after it reaches the market.

The Dietary Supplement and Nonprescription Drug Consumer Protection Act requires manufacturers, packers or distributors whose name appears on the product label of a dietary supplement to include contact information on the product label for consumers to use in reporting adverse events associated with the product’s use and to notify the FDA of any serious adverse event report within 15 business days of receiving such report. However, the reporting of an event is not an admission that the product caused the adverse event.

If we engage in business in the United States, we will be subject to a variety of other regulations, including those relating to health, safety, bioterrorism, taxes, labor and employment, import and export, and environmental. These regulations may require significant financial and operational resources to ensure compliance, and we cannot assure you we will able to be in compliance.

We do not presently sell products for retail sale to consumers although we may, to the extent that we implement our proposed business plan, develop products which are designed and packaged for consumer use. Our customers presently purchase our products in bulk and may use our products as ingredients in their products. Countries into which our products are sold have regulations relating to the marketing, labeling and claims for dietary supplements. Since we do not sell products in form for use by consumers, our customers must comply with applicable government regulations. Our present customers are located in Hong Kong, which has laws concerning the ingredients in products sold for consumption, including the purity of the ingredients. If products which include our products as ingredients are sold in Hong Kong or any other country, the products may be subject to the food and supplement regulations of the country. We do not make any of the products we sell. To the extent a claim arises either as a result of the use by a consumer of products which contain our ingredients or a government agency raises questions about the purity of ingredients purchased from us, we may incur liability for any adverse reactions to the products purchased by consumers or failures of our products to conform to the stated purity of our products and we cannot assure you that we will be able to claim over against our supplier. If we sell products that are designed and packaged for use by consumers, we may be subject to laws relating to such products, including the purity and labeling of the products and any other regulations that may be applicable.

If we sell products for consumer use in any country, we will be subject to the laws of that country. Each country has laws relating to products that are marketed as dietary supplements, including laws relating to the products and which describe the extent that products subject to the applicable laws, including the purity of the ingredients and marketing and labeling of products. We will need to comply with all applicable regulations and we may not be permitted to sell product in a country unless we have received prior approval from the applicable government agency.

Research and Development

We plan to conduct research and development with respect to our own proprietary products. However, we have not yet commenced any such activity and we have not developed any detailed plan to engage in such activities, and we cannot assure you that we develop or implement any research and development program. Our research and development activities may relate to cordyceps products to be sold in the United States, although we do not presently have any plans to sell products at retail in the United States. We cannot assure you that we will commence research and development activities in the near future, if at all, or that we will be able to develop proprietary products. We do not presently have any employees engaged in research and develop, and, if we embark on a research and development program, we may engage third parties to perform the research and development, and the third parties may be related to our chief executive officer.

Intellectual Property Rights

We do not have any patent or other intellectual property rights with respect to any products.

Competition

A number of companies market and sell cordyceps products in the United States, including Real Mushrooms, Bulk Supplements, Terrasoul SuperFoods; Mental Refreshment Nutrition, NOW Foods, Aloha Medicinals, Natures Elements and Swanson Premium. These products include cordyceps extract as well as products that include cordyceps along with other ingredients. Many, if not all, of these companies are better known and better capitalized than we are, and we cannot assure you that we will be able to compete successfully with these and other existing suppliers of cordyceps.

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Employees

We have one employee, our chief executive officer and chief financial officer, Pao-Chi Chu, who works for us on a part-time basis.

Item 1A. Risk Factors

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below together with all of the other information included in this registration statement before making an investment decision with regard to our securities. The statements contained in this registration statement include forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. The risks set forth below are not the only risks facing us. Additional risks and uncertainties may exist that could also adversely affect our business, prospects or operations. If any of the following risks actually occurs, our business, financial condition or results of operations could be harmed. In that case, the trading price of our common stock could decline, and you may lose all or a significant part of your investment.

Risks Concerning our Business

We require significant funding for us to conduct our business.

At June 30, 2020, we had cash of $381. Our principal asset at that date was inventory of $950,000, which includes a $12,000 purchase deposit for inventory. In order for us to continue in business, we will require significant additional capital either in the form of debt or equity particularly if we begin to implement our business plan. Because of the absence of any active trading market in our stock, our financial condition, our modest level of sales for the six months ended June 30, 2020, the three months ended December 31, 2019 and the year ended September 30, 2019 and the lack of any sales during the quarters ended June 30, 2020, March 31, 2019, June 30, 2019 and September 30, 2019, as well as our lack of any history of operations, we may be unable to raise funds through the sale of equity securities.

We cannot assure you that we can or will operate profitably.

Although we generated net income of $17,417 on revenues of $687,964, for the six months ended June 30, 2020, we had no sales for the three months ended June 30, 2020, and we incurred losses of $75,873 on sales of $193,536 for the three months ended December 31, 2019 and $370,747 on sales of $1,354,000 for the year ended September 30, 2019. Our gross margin was 23.17% for the six months ended June 30, 2020, 6.25% for the three months ended December 31, 2019 and 10% for the year ended September 30, 2019. We will not be able to operate profitably until and unless we are able to generate sufficient revenue so that our gross profit can cover our operating expenses. We cannot assure you that we be able to operate at a profit or that the factors which affected our failure to generate revenue in the three months ended June 30, 2020 or the nine months ended September 30, 3019. We do not have any full-time employees and our chief executive officer, who provides his services on a part-time basis, has not received any salary. If we increase our operations and engage in selling, marketing and research and development activities, we will incur significant selling, general and administrative expenses. If, and to the extent that, we implement marketing and research and development program in the implementation of our business plan, we will incur significant expenses with no assurance that we will generate significant revenue, if any. Unless we can significantly increase our revenue and gross profit or raise funds from other sources, including the sale or our equity securities, we may not be able to operate profitably. The lack of an active trading market in our common stock combined with our lack of sales and can materially impair our ability to raise money through the sale of equity securities. Further, to the extent that we are not able to sell our inventory before it becomes unsaleable because of its age, we would need to write off any unsaleable inventory which would materially impact our financial conditions, the results of our operations and our ability to raise funds.

Our auditors’ report includes a going concern paragraph.

Our auditors’ report on our financial statements for the three months ended December 31, 2019 and the years ended September 30, 2019 and 2018 includes a going concern paragraph. At June 30, 2020 and December 31, 2019, we had less than $1,000 in cash, had limited gross profit, and we incurred a losses from our operations for the three months ended December 31, 2019 and the year ended September 30, 2019. We did not generate cash from our operations for the six months ended June 30, 2020. Although we hope to fund operations through increased sales and equity financing arrangements, our financial condition and the results of our operations as well as the lack of an active trading market in our stock and a market capitalization that is inconsistent with our financial performance make it less likely that we will be able to raise funds for capital expenditures, working capital and other cash requirements.

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If we are not able to increase revenue and our customer base, we may not be able to operate profitably.

Through June 30, 2020, our revenue has primarily resulted from sales to four customers in Hong Kong and Taiwan, one of which accounted for all of our revenue in the six months ended June 30, 2020 and the three months ended December 31, 2019. This customer did not make any purchases from us in prior periods. Our largest customer for the years ended September 30, 2019 and 2018 accounted for 94% of our sales in the year ended September 30, 2019, all of which were made in the first quarter of the year, and 53% of our sales in the year ended September 30, 2018. Our second largest customer for the year ended September 30, 2018 accounted for 47% of our sales for the year. We did not have sales to these customers in the year ended September 30, 2019, the three months ended December 31, 2019 or the six months ended June 30, 2020. As a result, our sales decreased $6,660,500, or  83%, from the year ended September 30, 2018 to the year ended September 30, 2019. We do not have any long-term agreement with our customers and they may cease purchasing from us for any reason. Unless we are successful in generating revenue from other customers, our ability to operate will be impaired. Further, we believe that the nature of the market is such that we have little ability to improve our gross margin.

We believe that the lack of revenue in the three months ended June 30, 2020 was affected by the COVID-19 pandemic and actions taken by governments to address the pandemic.

We did not generate any revenues in the three months ended June 30, 2020. We believe that the COVID-19 pandemic and actions taken by governments to address the pandemic. These factors may continue to affect us until and unless there is a vaccination that is accepted by the public and is considered effective by the medical community and there are treatments which are successful in reducing the effects of the COVID-19 illness. We cannot assure you that a vaccination or treatments will be developed and accepted or that, if they are developed and accepted, we will be able to generate revenue from our products or it implement our business plan.

We believe that the decrease in our sales was affected by recent government efforts to politically stabilize Hong Kong as well as a decline in the market for products using our ingredients in the PRC.

We believe that the decrease in revenue in the six months ended June 30, 2020, the three months ended December 31, 2019 and the year ended September 30, 2019 resulted a downturn in the market in the PRC for cordyseps products and from political instability in Hong Kong, which has impacted our customers’ ability to sell products into the People’s Republic of China. We have not generated any revenue from the sales in the United States and we do not anticipate offering products in the United States in the near term, if at all. We cannot assure you that conditions in Hong Kong will change in a manner in which our customers will purchase our products. We cannot predict the effect of recent actions by the government of the PRC relating to Hong Kong, and it is possible that, as a result of these actions and the reaction of Hong Kong residents to these actions, we may have difficulty selling products in Hong Kong.

Our business has been and may be impacted by the effects of the COVID-19 pandemic which has materially impacted the Chinese economy.

Since our products are generally purchased by customers as one ingredient of a product to be sold to their customers in the PRC, our business has been and may continue to be impacted by the effects of the COVID-19 pandemic as it effects manufacturers in Hong Kong and their customers in China. Factors which may affect the market for our products include, but are not limited to, the following.

•	The effect of COVID-19 on the ability of our customers and potential customers to manufacture products;

•	The financial health of our potential customers;

•	Since our customers use our products as an ingredient, the ability of the customer to obtain other ingredients may affect their willingness or ability to purchase our product.

•	The ability of our customers to ship their products to China and the ability of their customers to distribute product to retail markets;

•	The willingness or ability of the ultimate purchaser in China to purchase products with our ingredients and their perception as to whether the products may have beneficial effects to them;

•	The extent to which quarantine affects the willingness or ability of consumers to purchase products with our ingredients;

•	The perceived benefit, if any, to consumers of products with our ingredients;

•	The extent to which the purchase or products with our ingredients is a low priority item for a population whose disposable income may have decreased as a result of COVID-19 and the steps taken by the Chinese government to curb the spread of infection.

11

If we sell products or commence operations in the United States, we would be subject to government regulations in the United States.

If we sell products or commence operations in the United States, we would be subject to FDA regulations under the Dietary Supplement Health and Education Act, which generally provides a regulatory framework to help ensure safe, quality dietary supplements and the dissemination of accurate information about our products. The FDA does not generally regulate active ingredients in dietary supplements in the same manner as it regulates drugs unless the product makes claims, such as claims that a product may heal, mitigate, cure or prevent an illness, disease or malady, that may result in the product being subject to the restrictions and regulations imposed on drugs. If we commence operations in the United States, we would also be subject to government regulations that apply to business in general, including those relating to health, safety, bioterrorism, taxes, labor and employment, import and export, and the environment. At present, we do not have any business activities in the United States that require compliance with these regulations. However, at such time as we commence business in the United States, we may require incur significant costs to ensure compliance, and we cannot assure you we will able to be in compliance. Other countries in which we may operate may have similar regulations, and, to the extent that we conduct business or sell products in these countries, we will be subject to those regulations.

Since we sell our products to customers in the Hong Kong, we may be subject Hong Kong laws and regulations relating to our products.

We do not presently sell products for retail sale to consumers. Our customers purchase our products in bulk and use our products as ingredients in their products. Countries into which our products are sold have regulations relating to the marketing, labeling and claims for dietary supplements. Since we do not sell products in form for use by consumers, our customers must comply with applicable government regulations. Our present customers are located in Hong Kong, which has laws concerning the ingredients in products sold for consumption, including the purity of the ingredients. If products which include our products as ingredients are sold in Hong Kong or any other country, the products may be subject to the food and supplement regulations of the country. We do not make any of the products we sell. To the extent a claim arises either as a result of the use by a consumer of products which contain our ingredients or a government agency raises questions about the purity of ingredients purchased from us, we may incur liability for any adverse reactions to the products purchased by consumers or failures of our products to conform to the stated purity of our products and we cannot assure you that we will be able to claim over against our supplier. Although we do not sell products in Hong Kong or any other country, we may be subject to liability or penalties in the event that our products do not have the purity which we claim We may, in the future, sell products that are designed and packaged for use by consumers, in which event we may be subject to laws relating to such products, including the purity and labeling of the products and any other regulations that may be applicable in the country in which the products are sold.

If we sell products to consumers, we will need to comply with all applicable government regulations.

If we sell products for consumer use in any country, we will be subject to the laws of that country. Each country has laws relating to products that are marketed as dietary supplements, including laws relating to the products, including the purity of the ingredients and marketing and labeling of products. We will need to comply with all applicable regulations and we may not be permitted to sell product in a country unless we have received prior approval from the applicable government agency.

We need to develop additional sources of supply.

Our revenue through June 30, 2020 has been derived from the sale of products purchased from three suppliers, one of which accounted for all of our purchases in the year ended September 30, 2019 and the six months ended June 30, 2020 and the other two of which accounted for all of our purchases in the year ended September 30, 2018. We did not make any purchases in the three months ended December 31, 2019. We do not have any long-term agreements with any suppliers, and, accordingly, our suppliers have no contractual obligation to sell us product at a price which would enable us to generate an acceptable gross margin if at all. We will need to develop additional sources of supply for both raw materials and any finished products which we may sell. Although we believe that alternative sources of supply of both raw materials and finished products are available, any difficulty or delay in identifying and entering into supply arrangements with suppliers could impair both our gross margins and our ability to operate profitably. Further, any shortage of raw materials or interruption of supply could also result in higher prices for those materials which we may be unable to pass on to our customers. We cannot assure you that, if we develop our business, our suppliers will be provide us with the quality of products we need or the quantities we request or at a price we consider to be reasonable. Because we do not control the actual production of these products, we are also subject to delays caused by interruption in production of materials based on conditions outside of our control, including weather, transportation interruptions, strikes, terrorism, natural disasters, or other catastrophic events.

We need to develop and maintain marketing and distribution channels.

We presently do not have any marketing or distribution arrangements. Our sales through June 30, 2020 were made by our chief executive officer. Unless we are able to hire qualified sales and marketing personnel and develop distribution channels to market and sell any products which we sell, we will not be able to generate sufficient revenue to enable us to operate profitably. We cannot assure you as to our ability to develop and maintain effective marketing and distribution channels. Unless we can establish an effective marketing program, we will not be able to implement our business program.

12

We must continually monitor the safety of any products we market for potential adverse events which could jeopardize our ability to continue marketing our products.

Although any product we develop is intended to be an over-the-counter supplement and not a medical product, the use of our products could sometimes produce undesirable side effects or adverse reactions or events (referred to cumulatively as adverse events). Regardless of whether monitoring our products is required under applicable laws and regulations, we will need to establish a procedure to identify and report adverse events. If the adverse effects are significant, we may be required to recall and/or relabel our product. We cannot assure you that any product we market, whether or not developed by us, will not cause other adverse events. Our ability to market our products may be impaired by unanticipated adverse events and any recall of our product. Because we are an early-stage company, our reputation, and our ability to market products, could be affected more severely than a major pharmaceutical company.

We may not have sufficient product liability insurance to protect us against any claims we may sustain.

At present, we have not sold any products in the United States and we do not have any product liability insurance. Regardless of whether we manufacture products, we could face significant liabilities due to claims that the use of products we sell caused adverse reactions, regardless of whether we have the product manufactured for us or we purchase the product from suppliers. We could be exposed to liability based on claims that, among others: our products contain contaminants; we provide consumers with inadequate instructions about product use; or we provide inadequate warning about side effects or interactions of our products with other substances. Even if we were to prevail in any such claims, the cost of litigation and settlement could be significant and could exceed any product liability coverage we may have. Although we intend to require any contract manufacturers to maintain product liability insurance, we cannot assure you that they will have adequate, if any, product liability insurance coverage. Since we do not have supply agreements with our present suppliers, we would have no contractual recourse against the suppliers in the event of any users should suffer adverse events following the use of products sold by us.

Since we expect to rely on third-party manufacturers, we will be dependent upon our supplier to meet our requirement and their interest may be different from ours.

Since we do not have manufacturing operations, we expect that we will need to rely on a third party manufacturer. By relying on a third party manufacturer, we will be dependent upon the manufacturer, whose interests may be different from ours. Any third party contract manufacturer will be responsible for quality control and for meeting our requirements. If the manufacturer does not meet our quality standards and delivers products that do not meet our specifications, we may both incur liability for breach of our warranty to our customer, as well as liability for any damage, including death, that may result from the use, abuse or accidental misuse of the product. Regardless of whether we are able to make a claim against the manufacturer, our reputation may be impaired and we may lose business as a result. Further, the contract manufacturer may have other customers and may allocate its resources based on the contract manufacturer’s interest rather than our interest. Furthermore, we may not be able to assure ourselves that we will get favorable pricing.

The market for our products is very competitive, and we may not be able to compete successfully.

The cordyceps market is highly competitive and a number of products are readily available. Most, if not all, of our competitors are substantially larger and have greater financial resources and name recognition than we do. Further, new products which may be developed or sold may increase the competitiveness of the market. We anticipate that we will be dependent, at least initially, primarily on cordyceps products. Many of our competitors offer a range of products and are not dependent on a market for cordyceps products, which can protect them in the event that the market for cordyceps products declines.

We have not conducted any study of the potential market for cordyceps-based or metallothionein products and we cannot assure you that there is a significant market for these products in any country in which we may seek to market these products..

Although we have a general familiarity with the market for cordyceps products and metallothionein products in Asia, we have not conducted any study as to the market for cordyceps or metallothionein products in any country and we cannot assure you that there is any significant market or that, if there is a market, we can develop a product which would address the market. Unless there is a significant market in any country in which we may seek to market our products, we may not be able to operate profitably. We cannot assure you that there is a sufficient market in any country in which we may market any products to enable us to compete effectively or operate profitably or that, if a market exists for products of the type we sell, that we will be able to market our products successfully.

13

The market for cordyceps or metallothionein products may be affected by recalls or successful litigation arising from claimed adverse reactions to cordyceps products.

Any recall or lawsuits arising out of adverse reactions or perceived adverse reactions to cordyceps or metallothionein products or unfavorable comments in the press or social media could impair the market for our products, even if the recall, adverse reaction or unfavorable comments related to products manufactured and sold by other companies. The market for any type of supplements is subject to change in public tastes, which changes may be based on these factors or other changes in taste not relating to any specific incident or problem. Since our business plan is presently limited to cordyceps and metallothionein products, we will be impacted more severely by changes in tastes than we would if we offered a range of different dietary supplements. We cannot assure you that we will be able to develop, offer and sell any products other than cordyceps-based products or metallothionein products or that any market that may exist will continue.

We may not be successful in any research and development activities in which we may engage.

We plan to engage in research and development activities with a view to developing cordyceps products. We have not commenced such activity and we cannot assure you that we will be able to commence any research and development activities. If we commence such activities, we cannot assure you that we will be successful in developing any product or that any product we may develop will be marketable in any country or that we will not require regulatory approval for the sale of any such product in any other country in which we seek to market the product. If regulatory approval is required, compliance with such regulations may be very expensive and we cannot assure you that we will be able to obtain such approval. As a result, we may incur significant expenses in seeking to develop a product with no assurance that we can or will develop a marketable product.

We are dependent upon our chief executive officer.

We are dependent upon Pao-Chi Chu, our chief executive and financial officer, sole director and principal stockholder, who is our only employee and who works for us on a part-time basis. The loss of Mr. Chu would materially impair our ability to conduct our business. We do not have an employment agreement with Mr. Chu and we do not maintain key person life insurance on his life.

If we are unable to attract, train and retain management, marketing, sales, technical and financial personnel, our business may be materially and adversely affected.

Our future success depends, to a significant extent, on our ability to attract, train and retain key management, marketing, sales, technical and financial personnel. Recruiting and retaining capable personnel, particularly those with expertise in the supplement business are vital to our success. There is substantial competition for qualified personnel, and we cannot assure you we will be able to attract or retain our technical and financial personnel. If we are unable to attract and retain qualified employees, our business may be materially and adversely affected. Our financial condition, including modest level of sales and the lack of sales in the second, third and fourth quarters of 2019 and the second quarter of 2020 may make it difficult for us to attract qualified personnel.

Our chief executive officer may have a conflict of interest.

Pao-Chi Chu, our chief executive officer, chief financial officer and principal stockholder, has served as the chairman of Mucho Biotech Co., Ltd., Mucho Furich Co., Ltd., and Mucho Biomedical Co., Ltd., companies engaged in applications of cordyceps since 2006. These companies are controlled by Mr. Chu. As a result, he may have a conflict of interest in allocating his time and available resources among us and the other companies in related fields which he controls. We also may engage with affiliates of Mr. Chu to perform contract research and development services for us. We cannot assure you that Mr. Chu will be able to allocate sufficient time and resources to our business to enable us to develop our business plan.

We may not be able to protect any intellectual property which we may develop.

We do not have any patents or other proprietary intellectual property. While we may seek patents for any intellectual property which we may develop, we cannot assure you that we will develop any patentable product or that we will be able to obtain patents or that, if we do obtain patents, other companies will not be able to design around our patents and develop competitive or superior products. We cannot assure you that we will be able to enforce any patent rights which we may obtain. Patent litigation is very expensive, and, if we do not have the financial resources to enforce through litigation any patents we may obtain, we may not be able to retain the value of the patents. We believe that much of our intellectual property will be in the nature of trade secrets. Although we will seek to protect our intellectual property rights through nondisclosure agreements, including non-disclosure agreement with our employees and consultants and other companies with which we may conduct business, we cannot assure you that the other parties to the non-disclosure agreements will comply with their obligations, and we may not be aware of any breach until the intellectual property has been disclosed to a third party. We may not be able enforce our rights under the non-disclosure agreements.

14

Risks Concerning our Common Stock

There is presently no active market for our common stock, which may make it difficult for you to sell your stock.

Our common stock is quoted on the OTCQB marketplace under the symbol ACBM. There is not an active trading market for our common stock, and the OTC Markets website shows that there are many days on which there is very limited trading volume. Accordingly, even if a market develops, as to which we can give no assurance, there can be no assurance as to the liquidity of our common stock, the ability of holders of our common stock to sell our common stock, or the prices at which holders may be able to sell our common stock. Further, if a market develops, it is likely that there will not be any significant float, with the result that the reported bid and asked prices may have little relationship to the price you would pay if you wanted to buy shares or the price you would receive if you wanted to sell shares.

If our common stock becomes subject to the penny stock rule, you may have difficulty selling our common stock in the secondary trading market.

The penny stock rule is designed to prevent deceptive or manipulative practices. Our common stock is not subject to the penny stock rule because the stock price is more than $5.00 per shares. If our common stock comes within the definition of a penny stock and therefore is subject to the rules adopted by the SEC regulating broker-dealer practices in connection with transactions in penny stocks. The SEC rules may have the effect of reducing trading activity in our common stock making it more difficult for investors to purchase and sell their shares. The SEC’s rules require a broker or dealer proposing to effect a transaction in a penny stock to deliver the customer a risk disclosure document that provides certain information prescribed by the SEC, including, but not limited to, the nature and level of risks in the penny stock market. The broker or dealer must also disclose the aggregate amount of any compensation received or receivable by him in connection with such transaction prior to consummating the transaction. In addition, the SEC’s rules also require a broker or dealer to make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction before completion of the transaction. If we become subject to the penny stock rule, it may result in a lower trading volume of our common stock and lower trading prices. Further, some broker-dealers will not process transactions in penny stocks.

Our lack of internal controls over financial reporting may affect the market for and price of our common stock.

Our disclosure controls and our internal controls over financial reporting are not effective. We do not have the financial resources or personnel to develop or implement systems that would provide us with the necessary information on a timely basis so as to be able to implement financial controls. Our continued poor financial condition together with the fact that we have one part-time employee, who is both our chief executive officer and chief financial officer, makes it difficult for us to implement a system of internal controls over financial reporting, and we cannot assure you that we will be able to develop and implement the necessary controls. The absence of internal controls over financial reporting may inhibit investors from purchasing our shares and may make it more difficult for us to raise debt or equity financing.

Our lack of a full-time chief financial officer could affect our ability to develop financial controls, which could affect the market price for our common stock.

We do not have a full-time chief financial officer. At present, our chief executive officer, who does not have an accounting background, is also acting as our chief financial officer. We do not anticipate that we will be able to hire a qualified chief financial officer unless our financial condition improves significantly. The lack of an experienced chief financial officer, together with our lack of internal controls, may impair our ability to raise money through a debt or equity financing, the market for our common stock.

We do not have any independent directors.

We do not have any independent directors. Our sole director is Pao-Chi Chu, who is our chief executive officer, chief financial officer and principal stockholder. Because we have no independent director, we do not have any checks and balances on Mr. Chu, which may make it difficult for us to develop internal controls and to raise money in the financial markets.

15

Our stock price may be volatile and your investment in our common stock could suffer a decline in value.

As of the date of this registration statement, there has been little active trading activity in our common stock. There can be no assurance that any significant market, or any market, will ever develop in our common stock. Because of the low public float and the lack of trading volume, any reported prices may not reflect the price at which you would be able to sell shares if you want to sell any shares you own or buy shares if you wish to buy share. Further, stocks with a low public float may be more subject to manipulation than a stock that has a significant public float. The price may fluctuate significantly in response to a number of factors, many of which are beyond our control. These factors include, but are not limited to, the following, in addition to the risks described above and general market and economic conditions:

•	our low volume in our stock, which may result in a modest dollar purchase or sale of our common stock having a disproportionately large effect on the stock price;
•	the market’s perception as to our ability to generate revenue and positive cash flow or earnings;
•	changes in our or securities analysts’ estimate of our financial performance;
•	our ability or perceived ability to obtain necessary financing for our operations;
•	the perception of the future market for our products;
•	the anticipated or actual results of our operations;
•	changes in market valuations of other natural supplement companies;
•	any discrepancy between anticipated or projected results and actual results of our operations;
•	actions by third parties to either sell or purchase stock in quantities which would have a significant effect on our stock price; and
•	other factors not within our control.

Raising funds by issuing equity or convertible debt securities could dilute the net tangible book value of the common stock and impose restrictions on our working capital.

If we were to raise additional capital by issuing equity securities, either alone or in connection with a non-equity financing, the net tangible book value of the then outstanding common stock could decline. If the additional equity securities were issued at a per share price less than the market price, which is customary in the private placement of equity securities, the holders of the outstanding shares would suffer a dilution, which could be significant. We may have difficulty in raising funds through the sale of debt securities because of both our financial position, the lack of any collateral on which a lender may place a value, and the absence of any revenue or operations. If we are able to raise funds from the sale of debt securities, the lenders may impose restrictions on our operations and may impair our working capital as we service any such debt obligations. Further, it is not uncommon for investors who provide private funding to companies with weak financial positions, to require the issuer to issue convertible securities which are convertible at a discount to the market price at the time the convertible security is converted. Such securities typically have a materially adverse effect on the market price for the issuer’s stock.

Because of our chief executive officer’s stock ownership, he has the power to elect all directors and to approve any action requiring stockholder approval.

Mr. Pao-Chi Chu, our chief executive officer, owns 30,000,000 shares of common stock, representing 62.8% of our outstanding common stock. As a result, Mr. Chu has the power, without the vote of any other stockholders, to elect all of our directors and take any action requiring stockholder approval, including any amendment to our certificate of incorporation, merger, sale of assets or other major corporate transaction, and Mr. Chu, by a written consent, has approved the election of himself as our sole director and our 2020 long-term incentive plan.

We do not intend to pay any cash dividends in the foreseeable future.

We have not paid any cash dividends on our common stock and do not intend to pay cash dividends on our common stock in the foreseeable future.

Item 2. Financial Information

The information covered by Items 301 and 305 is not required for smaller reporting companies.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion and analysis of financial condition and results of operations should be read in conjunction with our financial statements and related notes included elsewhere in this registration statement. This discussion contains forward-looking statements that involve risks, uncertainties and assumptions. See “Note Regarding Forward-Looking Statements.” Our actual results could differ materially from those anticipated in the forward-looking statements as a result of certain factors discussed in “Risk Factors” and elsewhere in this registration statement.

16

Overview

Because we changed our fiscal year from the year ended September 30 to the calendar year by filing a transition report on Form 10-K on March 27, 2020, we are presenting information for the three and six months ended June 30, 2020 and 2019, the three months ended December 31, 2019 and 2018 and the years ended September 30, 2019 and 2018.

Since January 30, 2017, following a change of control, we have been engaged in the business of developing and marketing nutritional products that promote wellness and a healthy lifestyle. Our business to date has involved the purchase of products from three suppliers in the Republic of China and the sale of these products to four unrelated customers, one of which accounted for all of our sales in the quarters ended March 31, 2020 and December 31, 2019, which were our only sales in the six months ended June 30, 2020 and year ended December 31, 2019. We did not have any sales during the first three quarters of the year ended December 31, 2019. We sell product in bulk to companies who may use our products as ingredients in their products or sell the products they purchase from us to their own customers.

All of our sales to date have been sales of cordyceps related products and, in the quarter ended March 31, 2018, metallothionein MT-3 elizer. Cordyceps is a fungus that is used in traditional Chinese medicine. Cordyceps sinensis has been described as a medicine in old Chinese medical books and Tibetan medicine. It is a rare combination of a caterpillar and a fungus and found at altitudes above 4500m in Sikkim. The encoded protein in metallothionein MT-3 is a growth inhibitory factor, and reduced levels of the protein are observed in the brains of individuals with some metal-linked neurodegenerative disorders such as Alzheimer’s disease. Our present inventory is for cordyseps products. We have not sold metallothionein MT-3 elizer since the quarter ended March 31, 2018 and we do not have any orders for metallothionein MT-3 elizer. We cannot assure you that we will be able to sell metallothionein MT-3 elizer in the future. We may also seek to market other products which we see as complimentary to our present products; however, we have not entered into negotiations with respect to the distribution of other products, and we cannot assure you that we will be able to market any other products.

All of our revenue for the six months ended June 30, 2020 represents sales to one customer which were made during the three months ended March 31, 2020. There were no sales during the three months ended June 30, 2020. We believe that our failure to sell products in the three months ended June 30, 2020 resulted substantially from the COVID – 19 pandemic and actions taken by governments to address the pandemic. We believe our failure to generate sales reflects a downturn in the market in the PRC for cordyseps products as well as the political conditions in Hong Kong, and we cannot assure you that the market will improve. We also cannot assure you the political instability in Hong Kong will not affect our sales, since our customers in 2017 and 2018 were Hong Kong based customers who sold their products in the PRC and none of these customers has made purchases from us since the quarter ended December 31, 2018. We cannot assure you that these factors will not affect our ability to generate revenues in the future and, to the extent that any of these factors affects our ability to generate revenue, we may not be able to continue in business.

At present, we have no full-time employees. Our only employee is our chief executive officer who work for us on a part-time basis. We face significant risks in implementing our business plan, as described under Item 1.Business – Proposed Business, including, but not limited to, our ability to raise the necessary financing either through the sale of debt or equity securities or through a loan facility, our ability to increase our customer base and supply chain, our ability to increase our gross margins, our ability to hire and retain qualified research and development, marketing and administrative personnel, our ability to develop products and to market in the United States and other western markets any products we may develop, our ability to comply with any government regulations relating to the manufacture, distribution and marketing any products we develop. We cannot assure you that we can or will develop any products or generate revenue or profits in the future.

Although our business plan initially contemplated that we would conduct research and development on our own proprietary products based on cordyceps sinensis, to date we have neither commenced such activities nor take any preliminary steps with respect to such activities. We do not presently have the funds necessary for us to engage in such activities, and we cannot assure you that we will be able to commence any research and development activities or that any such activities that we may undertake will be successful.

We require funds for our operations. At June 30, 2020, we had $381 cash and cash equivalents, $950,000 of inventory of cordyceps products. Although we may seek to raise funds in the equity market, we have no agreements or understandings with respect to any funding and we can give no assurance as to the availability or terms of any such financing. Because of our financial condition, the lack of sales in the first nine months of 2019 followed by modest sales in the fourth quarter of 2019 and the first quarter of 2020 and no sales in the quarter ended June 30, 2020, our reliance of sales primarily of one product, along with the absence of an active market for our stock and our market capitalization in relation to our financial performance, together with risk related to the COVID-19 pandemic and the political and legal situation in Hong Kong, it may be difficult for us to raise funds in the equity market, and, if we are able to raise funds our stockholders may suffer significant dilution.

To the extent that we implement our business plan, we anticipate that we will incur marketing and other expenses without any assurance that such expenses will generate any significant revenue or net income. Because of our cash position, we may use equity-based compensation for our employees and independent contractors. In August 2020, our sole director our stockholders approved our 2020 long-term incentive plan, pursuant to which up to 12,000,000 shares can be issued. In order to pay cash expenses, we may have to rely on loans from stockholders or related parties, although we do not have any agreements or understandings at this time.

17

Effects of COVID-19

Since our products are purchased by customers in Taiwan and Hong Kong primarily as one ingredient of a product to be sold to their customers, our business has been and may continue to be impacted by the effects of the COVID-19 pandemic and the actions taken by the governments of the PRC, Hong Kong and Taiwan as well as any other countries in which we may seek to sell products, as they effect manufacturers and their customers.

•	The effect of COVID-19 on the ability of our customers and potential customers to manufacture products.

•	The financial health of our potential customers.

•	Since our customers use our products as an ingredient in their products, the inability of the customer to obtain other ingredients may affect their willingness or ability to purchase our product.

•	The ability of our customers to ship their products to China and the ability of their customers to distribute product to retail markets.

•

The willingness or ability of the ultimate purchasers in the PRC and any other countries to which our customers sell products to purchase products with our ingredients and their perception as to whether the products may have beneficial effects to them.

•	The extent to which any quarantine which may be imposed affects the willingness or ability of consumers to purchase products with our ingredients.

•	The perceived benefit, if any, to consumers of products with our ingredients.

•

The extent to which the purchase of products with our ingredients is a low priority item for a population whose disposable income may have decreased as a result of COVID-19 and the steps taken by governments to curb the spread of infection.

18

Results of Operations

Three and Six Months Ended June 30, 2020 and 2019.

For the three months ended June 30, 2020, we had no revenue, operating expenses of $62,771, primarily professional fees relating to our status as a public company, interest expense of $928 and a net loss of $63,699, or $(0.00) per share (basic and diluted).

For the three months-ended June 30, 2019, we had no revenues, operating expenses of $68,092, primarily professional fees related to our status as a public company, interest expense of $609, a loss before income taxes of $68,701, an income tax credit of $17,877, and a net loss of $50,824 or $(0.00) per share (basic and diluted).

For the six months ended June 30, 2020, we had revenue of $687,964, representing sales of cordyceps products from one customer. Our cost of revenue was $528,560, our gross profit was $159,404, and our gross margin was 23.17%.  Our operating expenses were $140,618, primarily professional fees relating to our status as a public company, our interest expense was $1,369 and we had net income of $17,417, or $0.00 per share (basic and diluted).

For the six months ended June 30, 2019 we had no revenue, operating expenses of $282,858, primarily stock-based compensation to consultants of $148,395, and professional fees relating to our status as a public company, interest expense of $717, a loss before income tax credit of $283,575, an income tax credit of $63,001, and a net loss of $220,574, or $(0.00) per share (basic and diluted).

Because of our dependence on a few customers, one of which accounted for all of our sales since January 1, 2019, our revenue in any quarter is dependent upon both the timing of orders from customers and the delivery of products from our suppliers.

Three Months Ended December 31, 2019 and 2018

Our revenue for three months ended December 31, 2019 was $193,536, cost of revenue was $181,440, with a gross profit of $12,096 and a gross margin of 6.25%. Our revenue for the three months ended December 31, 2018 was $1,345,000, cost of revenue was $1,218,600, with a gross profit of $135,400 and a gross margin of 10%. We believe that the decrease in revenue resulted from political instability in Hong Kong, which has impacted our customers. The decrease in our gross margin reflected the product mix for sales made in the three months ended December 31, 2019. The revenue for the three months ended December 31, 2018 represented all of our revenue for the year ended September 30, 2019.

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Our operating expenses, consisting of selling, general and administrative expenses, for the three months ended December 31, 2019, were $87,529, as compared with $229,635 for the comparable period of 2018, which was primarily professional fees and, in the three months ended December 31, 2018, consulting fees. The consulting fees reflected stock based compensation paid to two consultants. The professional fees relate to expenses we incur as a result of our status as a public company. For the three months ended December 31, 2018, we had a tax credit of $19,941. We had no tax or tax credit for the three months ended December 31, 2019.

The Company imputed interest at the rate of 4% on the advances made to the Company by stockholders in the amount of $440 and $722 during the three months ended December 31, 2019 and 2018, respectively.

As a result of the foregoing, we had a net loss of $75,873, or $(0.00) per share (basic and diluted) for the three months ended December 31, 2019 as compared with a net loss of $75,016, or $(0.00) per share (basic and diluted) for the three months ended December 31, 2018 (basic and diluted).

Years ended September 30, 2019 and 2018

Our revenue for the year ended September 30, 2019 was $1,345,000, cost of revenue was $1,218,600, with a gross profit of $135,400 and a gross margin of 10%., Our revenue for the year ended September 30, 2018 was $8,014,500, cost of revenue was $7,181,100, with a gross profit of $833,400, and a gross margin of 10.4%. We believe that the decrease in revenue resulted from political instability in Hong Kong, which has impacted our customers.

Our operating expenses, consisting of selling, general and administrative expenses, for the year ended September 30, 2019, were $576,953 as compared with $317,850, which was primarily professional fees and consulting fees. The professional fees relate to expenses we incur as a result of our status as a public company.

The Company imputed interest at the rate of 4% on the advances made to the Company by stockholders in the amount of $2,265 and $3,663 during the years ended September 30, 2019 and 2018, respectively.

As a result of the foregoing, we had a net loss of $370,747, or $(0.01) per share (basic and diluted) for the year ended September 30, 2019 as compared with net income of $419,660, or $0.01 per share (basic and diluted) for the year ended September 30, 2018.

Liquidity and Capital Resources

The following table summarizes our changes in working capital from December 31, 2019 to June 30, 2020:

	June 30, 2020	December 31, 2019	Change	% Change
Current assets	$957,381	$879,471	$77,910	8.9%
Current liabilities	$171,268	$111,541	$59,727	53.5%
Working capital	$786,113	$767,930	$18,183	2.4%

Our principal current asset is inventory, which was $950,000 at June 30, 2020 and $878,560 at December 31, 2019. To the extent that we are not able to sell our inventory, our working capital will be materially impaired.

The following table summarizes our cash flows for the six months ended June 30, 2020 and 2019, the three months ended December 31, 2019 and 2018 and the years ended September 30, 2019 and 2018.:

	Six Months Ended June 30,		Three Months Ended December 31,		Year Ended September 30,
	2020	2019	2019	2018	2019	2018
Cash (used in) provided by operations	$(97,845)	$(137,511)	$34,928	$174,329	$79,692	$(140,419)
Cash provided by (used in) financing activities	97,315	100,135	(35,489)	(137,870)	(79,368)	104,757
Cash and cash equivalents end of period	381	231	911	37,607	1,472	1,148

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Cash used in operating activities of $97,845 for the six months ended June 30, 2020 reflected primarily our net income of $17,417 decreased primarily by an increase in inventory of $59,440, a decrease in accounts payable and accrued expenses of $22,762, and a decrease of deferred revenue of $17,464 and an increase in prepaid expenses of $12,000.

Cash used by operating activities of $137,511 for the six months ended June 30, 2019 reflected primarily our net loss of $220,574, decreased primarily by stock-based compensation of $148,395, deferred revenue of $20,000 and a deferred tax asset of $10,070, and increased by an adjustment in income tax payable $73,071 and income tax payable of $19,156.

Cash provided by financing activities of $97,315 for the six months ended June 30, 2020 and $100,135 for the six months ended June 30, 2019 represented advances from related parties.

Cash provided by operating activities for the three months ended December 31, 2019 reflected the net loss of $75,873 increased primarily by a decrease in inventory of $181,440 and a decreased by a decrease in deferred revenue of $78,536. Cash provided by operating activities for the three months ended December 31, 2018 reflected the net loss of $75,016, increased primarily by stock-based compensation of $151,694, decreased by deferred tax asset of $19,941, increased by a decrease of $86,600 in inventories and purchase deposit to vendor relating to inventory on order and a decrease of $30,000 in prepaid expenses.

Cash provided by operating activities for the year ended September 30, 2019 reflected the net loss of $370,747, increased primarily by stock-based compensation of $300,089, deferred revenue of $116,000, reductions in inventories and purchase deposit of $86,000 and accounts payable and prepaid expenses of $10,712 and increased by a decrease in adjustment of income tax payable of $73,071 and income tax payable of $19,156. Cash used in operating activities for the year ended September 30, 2018 reflected our net income of $419,660 reduced primarily by an increase in inventories and purchase deposit to vendor of $665,600 and increased by an increase in income tax payable of $92,227, stock-based compensation of $7,411, accounts payable and accrued expenses of $6,712.

Cash used in financing activities of $35,489 for the three months ended December 31, 2019 reflected advances from related parties of $14,511 and repayment to related parties of $50,000. Cash used in financing activities of $137,870 for the three months ended December 31, 2018 reflected payments to related parties of $141,336 and advances from related parties of $3,466.

Cash used in financing activities reflects advances from related parties of $106,969 less payments made to related parties of $186,337. Cash provided by financing activities for the year ended September 30, 2018 represented net advances from related parties of $104,757.

For the three months ended December 31, 2019 our non-cash investing and financing activities of $46,310 representing the increase in the right of use assets and lease liability of $46,310. There were no non-cash investing or financing activities in the three months ended December 31, 2018 or the year ended September 30, 2019 or 2018.

Going Concern

The accompanying unaudited financial statements have been prepared assuming that we will continue as a going concern, which contemplates the realization of assets and the liquidation of liabilities in the normal course of business. We had minimal cash as of June 30, 2020 and did not generate cash from its operation for the six months ended June 30, 2020 and we had no sales in the three months ended June 30, 2020 and, during the year ended December 31, 2019, we only had sales in the fourth quarter. These factors, among others, raise substantial doubt about our ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

We propose to fund operations through sales of its products and equity financing arrangements. We plan to introduce a marketing effort to market our products, however, we cannot give any assurance as to our ability to implement a marketing program or to generate revenue or net income from these efforts. Further, we did not have any sales during the three months ended June 30, 2020, do not have any agreements or understanding with respect to any financing and, because of the lack of sales and the absence of any active trading market for our common stock, our financial condition and our lack of an operating history, we may not be able to raise funds for capital expenditures, working capital and other cash requirements. Our ability to implement our proposed marketing plan may be affected by the COVID-19 pandemic and actions taken by governments to address the pandemic as well as political events and legislation in Hong Kong. If we cannot generate revenue from our products, we may not be able to continue in its business.

Critical Accounting Policies and Estimates

21

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. The estimates and judgments will also affect the reported amounts for certain revenues and expenses during the reporting period. Actual results could differ from these good faith estimates and judgments.

Cash and Cash Equivalents

Cash and cash equivalents include cash in banks, money market funds, and certificates of term deposits with maturities of less than three months from inception, which are readily convertible to known amounts of cash and which, in the opinion of management, are subject to an insignificant risk of loss in value.

Inventories

Inventories consist of finished goods. Inventories are valued at the lower of cost or net realizable value. We determine cost on the basis of first-in, first-out methods. We periodically review inventories for obsolescence and any inventories identified as obsolete are written down or written off. Although we believe that the assumptions we use to estimate inventory write-downs are reasonable, future changes in these assumptions could provide a significantly different result. No inventory markdown was recorded for the three and six months ended June 30, 2020 and 2019, the three months ended December 31, 2019 and 2018 and the years ended September 30, 2019 and 2018.

Net Income (Loss) Per Share of Common Stock

We adopted ASC Topic 260, “Earnings per Share” which requires presentation of basic earnings per share on the face of the statements of operations for all entities with complex capital structures and requires a reconciliation of the numerator and denominator of the basic earnings per share computation. Basic loss per share is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the year. Diluted earnings per share is computed by dividing net income by the weighted average number of shares of common stock and potentially dilutive outstanding shares of common stock during the period to reflect the potential dilution that could occur from common shares issuable through contingent share arrangements, stock options and warrants unless the result would be antidilutive. There were no potentially dilutive shares of common stock outstanding for the three and six months ended June 30, 2020 and 2019, the three months ended December 31, 2019 and 2018 and the years ended September 30, 2019 and 2018.

Concentrations of Credit Risk

Our financial instruments that are exposed to concentrations of credit risk primarily consist of its cash and cash equivalents and related party payables that we will likely incur in the near future. We place our cash and cash equivalents with financial institutions of high credit worthiness. At times, our cash and cash equivalents with a particular financial institution may exceed any applicable government insurance limits.

Stock-Based Compensation

We recognize compensation expense for stock-based compensation in accordance with ASC Topic 718. For employee and non-employee stock-based awards, we calculate the fair value of the award on the date of grant using the option-pricing model for stock options and the quoted price of its common stock for unrestricted shares; the expense is recognized over the service period for awards expected to vest. We consider many factors when estimating expected forfeitures, including types of awards, employee class and historical experience.

Income Taxes

We use the liability method of accounting for income taxes. Under the liability method, deferred tax assets and liabilities are determined based on differences between financial reporting and the tax basis of assets, liabilities, the carry forward of operating losses and tax credits, and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. An allowance against deferred tax assets is recorded when it is more likely than not that such tax benefits will not be realized.

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Related Parties

We follow ASC 850, ”Related Party Disclosures,” for the identification of related parties and disclosure of related party transactions.

Revenue Recognition

We recognize revenue in accordance with Topic 606, which requires revenues are recognized when control of the promised goods or services are transferred to a customer, in an amount that reflects the consideration that we expect to receive in exchange for those goods or services. We apply the following five steps in order to determine the appropriate amount of revenue to be recognized as we fulfill our obligations under each of its agreements:

•	identify the contract with a customer;
•	identify the performance obligations in the contract;
•	determine the transaction price;
•	allocate the transaction price to performance obligations in the contract; and
•	recognize revenue as the performance obligation is satisfied.

We recognize revenue when products are delivered to customers in accordance with the written sales terms.

Recent Accounting Pronouncements

Management has considered all recent accounting pronouncements. Our management believes that these recent pronouncements will not have a material effect on our financial statements.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors.

Item 3. Properties

We have a two-year lease for a storage facility in Hong Kong at a monthly rental of HK$16,500 (approximately $2,115). The lease expires in December 2021.

Item 4. Security Ownership of Certain Beneficial Owners and Management

The following table provides information as to shares of common stock beneficially owned as of August 20, 2020, by:

•	Each director;
•	Each current officer named in the summary compensation table;
•	Each person owning of record or known by us, based on information provided to us by the persons named below, at least 5% of our common stock; and
•	All directors and officers as a group.

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For purposes of the following table, “beneficial ownership” means the sole or shared power to vote, or to direct the voting of, a security, or sole or shared investment power with respect to a security, or any combination thereof, and the right to acquire such power (for example, through the exercise of options, warrants or convertible securities) within 60 days of August 20, 2020. None of the named beneficial owners held any options, warrants or convertible securities at August 20, 2020.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	% of Class

Pao-Chi Chu 2F, No. 356, Dunhua S. Road, Da’an Dist Taipei City 106, Taiwan, ROC	30,000,000	62.8%

All officers and directors as a group (one individual)	30,000,000	62.8%

Item 5. Directors and Executive Officers

The following table presents information with respect to our officers, directors:

Name	Age	Position(s)
Pao-Chi Chu	66	Chief executive officer, chief financial officer, president, secretary and director

Mr. Chu has been our chief executive officer, chief financial officer, president, secretary and a director since January 30, 2017. Mr. Chu has served as the chairman of Mucho Biotech Co., Ltd., Mucho Furich Co., Ltd., and Mucho Biomedical Co., Ltd., companies engaged in applications of cordyceps since 2006 and which are controlled by Mr. Chu. Mr. Chu has more than ten years of experience in the biotech industry with a focus on initiating the integration of cordyceps technology development, which includes cordyceps strains management, cordyceps cultivation, food processing and health products development. Mr. Chu is a graduate of Fu Jen Catholic University in Taipei, Taiwan.

Code of Ethics

We have not yet adopted a code of ethics that applies to our principal executive officers, principal financial officer, principal accounting officer or controller, or persons performing similar functions, since we have been focusing our efforts on developing our business. We expect to adopt a code as we develop our business.

Committees of the Board of Directors

We do not have any committees of our board of directors.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires executive officers and directors of issuers whose securities are registered pursuant to the Securities Exchange Act and persons who own more than 10% of a registered class of our equity securities to file with the SEC initial statements of beneficial ownership, reports of changes in ownership and annual reports concerning their ownership of the our common stock and other equity securities, on Form 3, 4 and 5 respectively. Because our common stock has not been registered pursuant to the Securities Exchange Act, our officers, directors and 10% stockholders have not been required to make such filings.

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Item 6. Executive Compensation

The following summary compensation table sets forth information concerning compensation for services rendered in all capacities during the years ended September 30, 2019 and 2018, earned by or paid to our executive officers.

Name and Principal Position	Period	Salary ($)	Bonus Awards ($)	Stock Awards ($)	Options/ Warrant Awards (1) ($)	Non-Equity Plan Compensation ($)	Nonqualified Deferred Earnings ($)	All Other Compensation ($)	Total ($)

Pao-Chi Chu (1),	2019	-	-	-	-	-	-	-	-
CEO, CFO and President	2018	-	-	-	-	-	-	-	-

__________

(1)	Information as to 2019 includes both the year ended September 30, 2019 and the three months ended December 31, 2019.

Employment Agreements

We have no employment agreements with Mr. Chu.

Pension Benefits

We currently have no plans that provide for payments or other benefits at, following, or in connection with retirement of our officers.

Outstanding Equity Awards at Fiscal Year-End

There are no outstanding equity awards at December 31, 2019.

Employee Benefit Plan

In August 2020, our sole director adopted and our stockholders approved our 2020 long-term incentive plan, pursuant to which a maximum of 12,000,000 shares of common stock may be issued pursuant to restricted stock grants, incentive stock options, non-qualified stock options and other equity-based incentives may be granted. As of the date of this registration statement, no options, stock grants or other equity-based incentives have been granted pursuant to the plan.

Item 7. Certain Relationships and Related Transactions, and Director Independence.

Related Transactions

At June 30, 2020, December 31, 2019 and September 30, 2019, we owed $123,594, $26,279 and $61,768, respectively, to a stockholder who is not a 5% stockholder for non-interest-bearing advances made to or on our behalf. During the six months ended June 30, 2020, the stockholder paid expenses of $97,315 on our behalf. During the three months ended December 31, 2019, the stockholder paid expenses and a security deposit of $14,511 on behalf of the Company, and the Company repaid $50,000 to the stockholder. During the year ended September 30, 2019, (a) the Company repaid $41,871 to its chief executive officer, (b) the stockholder paid expenses of $86,969 on behalf of the Company, (c) the stockholder made a loan of $20,000 to the Company and (d) the Company repaid $144,466 to the stockholder.

We have imputed interest at the rate of 4% on the advances made to the Company by related parties. The imputed interest was $928, $440 and $2,265 for the six months ended June 30, 2020, the three months ended December 31, 2019 and the year ended September 30, 2019, respectively.

Director Independence

We have no independent directors.

Item 8. Legal Proceedings

None

Item 9. Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters

Market Information

Our common stock is listed on the OTCQB market under the symbol ACBM. Any quotations for our common stock reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions

Stockholders of Record

As of August 10, 2020, we had 66 record holders of our common stock.

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Transfer Agent

Cleartrust, LLC, 16540 Pointe Village Drive; Suite 210, Lutz, Florida 33558, telephone (813) 235-4490, is the transfer agent for our common stock.

Dividends

We have not paid any cash dividends to date and do not anticipate or contemplate paying dividends in the foreseeable future.

Securities Authorized for Issuance under Equity Compensation Agreements

As of December 31, 2019, we did not have any equity compensation plans. In August 2020, our sole directors and our stockholders approved our 2020 long-term incentive plan, pursuant to which a maximum of 12,000,000 shares of common stock may be issued pursuant to restricted stock grants, incentive stock options, non-qualified stock options and other equity-based incentives may be granted. As of the date of this registration statement, no options, stock grants or other equity-based incentives have been granted pursuant to the plan.

Item 10. Recent sales of unregistered securities.

None.

Item 11. Description of Registrant’s Securities to be Registered

Our authorized capital stock consists of 25,000,000 shares of preferred stock, par value $0.001 per share, and 100,000,000 shares of common stock, par value $0.001 per share.

The following summary of the capital stock and our articles of incorporation and bylaws does not purport to be complete and is qualified in its entirety by reference to the provisions of applicable law and to our articles of incorporation and bylaws, which are filed as exhibits to the registration statement of which this prospectus is a part.

Common Stock

Voting Rights. Holders of shares of common stock are entitled to one vote per share held of record on all matters to be voted upon by the stockholders. The holders of common stock do not have cumulative voting rights in the election of directors. Our bylaws provide that a majority of the outstanding shares of common stock constitutes a quorum.

Dividend Rights. Holders of shares of our common stock are entitled to ratably receive dividends when and if declared by our board of directors out of funds legally available for that purpose, subject to any statutory or contractual restrictions on the payment of dividends and to any prior rights and preferences that may be applicable to any outstanding preferred stock.

Liquidation Rights. Upon our liquidation, dissolution, distribution of assets or other winding up, the holders of common stock are entitled to receive ratably the assets available for distribution to the stockholders after payment of liabilities and the liquidation preference of any of our outstanding shares of preferred stock.

Other Matters. The shares of common stock have no preemptive or conversion rights and are not subject to further calls or assessment by us. No redemption or sinking fund provisions are applicable to the common stock. All outstanding shares of our common stock, including the common stock offered in this offering, are fully paid and non-assessable.

Preferred Stock

Our articles of incorporation give our board of directors the power to issue shares of preferred stock in one or more series without stockholder approval. Our board of directors has the discretion to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock. The purpose of authorizing our board of directors to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from acquiring, a majority of our outstanding voting stock. We have no present plans to issue any shares of  preferred stock.

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Nevada Anti-Takeover Provisions

Nevada law, NRS Sections 78.411 through 78.444, regulate business combinations with interested stockholders. Nevada law defines an interested stockholder as a beneficial owner (directly or indirectly) of 10% or more of the voting power of the outstanding shares of the corporation. Pursuant to Sections NRS 78.411 through 78.444, combinations with an interested stockholder remain prohibited for three years after the person became an interested stockholder unless (i) the transaction is approved by the board of directors or the holders of a majority of the outstanding shares not beneficially owned by the interested party, or (ii) the interested stockholder satisfies certain fair value requirements. NRS 78.434 permits a Nevada corporation to opt-out of the statute with appropriate provisions in its articles of incorporation. Our articles of incorporation provide that these sections do not apply.

NRS Sections 78.378 through 78.3793 regulates the acquisition of a controlling interest in an issuing corporation. An issuing corporation is defined as a Nevada corporation with 200 or more stockholders of record, of which at least 100 stockholders have addresses of record in Nevada and does business in Nevada directly or through an affiliated corporation. NRS Section 78.379 provides that an acquiring person and those acting in association with an acquiring person obtain only such voting rights in the control shares as are conferred by a resolution of the stockholders of the corporation, approved at a special or annual meeting of the stockholders. Stockholders who vote against the voting rights have dissenters’ rights in the event that the stockholders approve voting rights. NRS Section 378 provides that a Nevada corporation’s articles of incorporation or bylaws may provide that these sections do not apply to the corporation. Our articles of incorporation provide that these sections do not apply.

Forum Selection

Our by-law provide that, unless we consent in writing to the selection of an alternative forum, a state or federal court located in the City of Las Vegas, Clark County, Nevada shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of us, (ii) any action asserting a claim for breach of a fiduciary duty owed by any director, officer or other employee to us or our stockholders, (iii) any actions asserting a claim arising pursuant to any provision of the Nevada Revised Statutes, our articles of incorporation or our bylaws, in each case as amended, or (iv) any action asserting a claim governed by the internal affairs doctrine, in each such case subject to such court having personal jurisdiction over the indispensable parties named as defendants therein. We may not be able to enforce this provision in connection with any action brought under the federal securities laws.

Item 12. Indemnification of Directors and Officers

Subject to certain limitations, our articles of incorporation and bylaws provide that we will provide indemnification to our directors and officers to the maximum extent permitted by law. We shall pay advancements of expenses in advance of the final disposition of the action, suit, or proceedings upon receipt of an undertaking by or on behalf of the director or officer to repay the amount even if it is ultimately determined that he or she is not entitled to be indemnified by the corporation. Our bylaws also provide for indemnification of our directors and officers.

Pursuant to Nevada law, NRS 78.7502, a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding if the person (i) is not liable pursuant to Nevada law; (ii) acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and (iii) with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful.

Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding, the corporation shall indemnify him or her against expenses, including attorneys’ fees, actually and reasonably incurred by him or her in connection with the defense. Any amendment, repeal or modification of these provisions will be prospective only and would not affect any limitation on liability of a director for acts or omissions that occurred prior to any such amendment, repeal or modification.

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Pursuant to NRS 78.751, any discretionary indemnification, unless ordered by a court or advanced by the Corporation in a matter as permitted by Nevada law, may be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made (i) by the stockholders; (ii) by the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding; (iii) if a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion; or (iv) if a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 13. Financial Statements and Supplemental Data

The financial statements start on Page F-1.

Item 14. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

Not applicable

Item 15. Financial Statement and Exhibits

Exhibit No.	Description
3.1	Amended and Restated Articles of Incorporation of the Company.(1)
3.2	Bylaws of the Company. (1)
10.1	2020Long-Term Incentive Plan (2)
101.INS	XBRL Instance Document
101.SCH	XBRL Taxonomy Schema Document
101.CAL	XBRL Taxonomy Calculation Document
101.DEF	XBRL Taxonomy Linkbase Document
101.LAB	XBRL Taxonomy Label Linkbase Document
101.PRE	XBRL Taxonomy Presentation Linkbase Document

______________

(1)	Filed as an exhibit to the Form 8-K, which was filed with the SEC on February 1, 2017, and incorporated herein by reference.
(2)	Filed as an exhibit to the Form 8-K, which was filed with the SEC on August 13, 2020, and incorporated herein by reference.

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SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned thereunto duly authorized.

Date: September 8, 2020

ACRO BIOMEDICAL CO., LTD.

By:	/s/ Pao-Chi Chu
Name:	Pao-Chi Chu
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Exchange Act of 1934, this registration statement has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Pao-Chi Chu	Director, chief executive officer and	September 8, 2020
Pao-Chi Chu	chief financial officer (principal executive, financial and accounting officer)

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ACRO BIOMEDICAL CO., LTD.

F-1

ACRO BIOMEDICAL CO., LTD.

Balance Sheets

(Unaudited)

	June 30,	December 31,
	2020	2019
ASSETS
Current Assets
Cash and cash equivalents	$381	$911
Inventories	938,000	878,560
Purchase deposit for inventory	12,000	-
Prepaid expenses	7,000	-
Total Current Assets	957,381	879,471

Operating lease right of use asset	36,682	48,425
Security deposit	4,230	4,230
TOTAL ASSETS	$998,293	$932,126

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities
Accounts payable and accrued expenses	$1,072	$23,834
Deferred revenue	20,000	37,464
Due to related parties	123,594	26,279
Operating lease liabilities - current	26,602	23,964
Total Current Liabilities	171,268	111,541

Operating lease liabilities - noncurrent	10,000	22,346
TOTAL LIABILITIES	181,268	133,887

Stockholders’ Equity
Preferred stock: 25,000,000 authorized; $0.001 par value; no shares issued and outstanding	-	-
Common stock: 100,000,000 authorized; $0.001 par value; 47,760,000 shares issued and outstanding as of June 30, 2020 and December 31, 2019	47,760	47,760
Additional paid-in capital	873,049	871,680
Accumulated deficit	(103,784)	(121,201)
Total Stockholders’ Equity	817,025	798,239

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$998,293	$932,126

The accompanying notes are an integral part of these unaudited financial statements.

F-2

ACRO BIOMEDICAL CO., LTD.

Statements of Operations

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
Revenues	$-	$-	$687,964	$-
Cost of revenues	-	-	528,560	-
Gross profit	-	-	159,404	-
Operating expenses
Selling, general and administrative	62,771	68,092	140,618	282,858
Total operating expenses	62,771	68,092	140,618	282,858
Income (loss) from operations	(62,771)	(68,092)	18,786	(282,858)
Other expense
Interest expense - related party	928	609	1,369	717
Total other expenses	928	609	1,369	717
Income (loss) before income tax credit	(63,699)	(68,701)	17,417	(283,575)
Income taxes credit	-	(17,877)	-	(63,001)
Net income (loss)	$(63,699)	$(50,824)	$17,417	$(220,574)
Basic and dilutive income (loss) per share of common stock	$(0.00)	$(0.00)	$0.00	$(0.00)
Weighted average number of shares of common stock outstanding	47,760,000	47,760,000	47,760,000	47,760,000

The accompanying notes are an integral part of these unaudited financial statements.

F-3

ACRO BIOMEDICAL CO., LTD.

Statements of Changes in Stockholders’ Equity

(Unaudited)

					Additional		Total
	Preferred Stock		Common Stock		Paid in	Accumulated	Stockholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Equity

Balance, December 31, 2019	-	$-	47,760,000	$47,760	$871,680	$(121,201)	$798,239
Imputed interest on related party loans	-	-	-	-	441	-	441
Net income	-	-	-	-	-	81,116	81,116
Balance, March 31, 2020	-	$-	47,760,000	$47,760	$872,121	$(40,085)	$879,796
Imputed interest on related party loans	-	-	-	-	928	-	928
Net loss	-	-	-	-	-	(63,699)	(63,699)
Balance, June 30, 2020	-	$-	47,760,000	$47,760	$873,049	$(103,784)	$817,025

					Additional	Retained earnings	Total
	Preferred Stock		Common Stock		Paid in	(Accumulated	Stockholders’
	Shares	Amount	Shares	Amount	Capital	Deficit )	Equity
Balance, December 31, 2018	-	$-	47,760,000	$47,760	$869,697	$250,403	$1,167,860
Imputed interest on related party loans	-	-	-	-	108	-	108
Net loss	-	-	-	-	-	(169,750)	(169,750)
Balance, March 31, 2019	-	$-	47,760,000	$47,760	$869,805	$80,653	$998,218
Imputed interest on related party loans	-	-	-	-	609	-	609
Net loss	-	-	-	-	-	(50,824)	(50,824)
Balance, June 30, 2019	-	$-	47,760,000	$47,760	$870,414	$29,829	$948,003

The accompanying notes are an integral part of these unaudited financial statements.

F-4

ACRO BIOMEDICAL CO., LTD.

Statements of Cash Flows

(Unaudited)

	Six Months Ended
	June 30,
	2020	2019
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$17,417	$(220,574)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Stock based compensation	-	148,395
Imputed interest - related parties	1,369	717
Deferred tax asset	-	10,070
Change of ROU and lease liabilities	2,035	-
Adjustment of income tax for payable	-	(73,071)
Changes in operating assets and liabilities:
Inventories	(59,440)	-
Purchase deposit for inventory	(12,000)	-
Prepaid expenses	(7,000)	(6,000)
Accounts payable and accrued expenses	(22,762)	2,108
Income tax payable	-	(19,156)
Deferred revenue	(17,464)	20,000
Net cash used in operating activities	(97,845)	(137,511)

CASH FLOWS FROM FINANCING ACTIVITIES
Advances from related parties	97,315	100,135
Net cash provided by financing activities	97,315	100,135

Net change in cash and cash equivalents	(530)	(37,376)
Cash and cash equivalent at beginning of period	911	37,607
Cash and cash equivalent at end of period	$381	$231

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for income taxes	$-	$19,156
Cash paid for interest	$-	$-

The accompanying notes are an integral part of these unaudited financial statements.

F-5

ACRO BIOMEDICAL CO., LTD.

Notes to Financial Statements

June 30, 2020

(Unaudited)

NOTE 1 - ORGANIZATION AND DESCRIPTION OF BUSINESS

Acro Biomedical Co., Ltd. (the “Company”) is a Nevada corporation incorporated on September 24, 2014 under the name Killer Waves Hawaii, Inc., which was changed to Acro Biomedical Co., Ltd. on January 30, 2017. The Company’s business is the sale of cordyceps related products and, to a significantly lesser extent, metallothionein MT-3 elizer, a protein that in powder form is used in health supplements. Cordyceps is a fungus that is used in traditional Chinese medicine. The Company only sold metallothionein MT-3 elizer in the quarter ended March 31, 2018, and its present inventory and the purchase deposit for inventory are for cordyceps related products. Although the Company intends to conduct research and development on its own proprietary products based on cordyceps sinensis, as of June 30, 2020, it has not commenced such activities, and it can provide no assurance that it will be able to conduct such activities.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Unaudited Interim Financial Statements

The accompanying unaudited interim financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America for interim financial information and with Rule 8-03 of Regulation S-X. Accordingly, the unaudited interim financial statements do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. Notes to the unaudited interim financial statements that would substantially duplicate the disclosures contained in the audited financial statements for the year ended December 31, 2019 have been omitted; these unaudited interim financial statements should be read in conjunction with the audited financial statements and the footnotes thereto for the fiscal year ended December 31, 2019 included within the Company’s transition report on Form 10-K.

In the opinion of management, all adjustments consisting of normal recurring entries necessary for a fair statement of the periods presented for: (a) the financial position; (b) the result of operations; and (c) cash flows, have been made in order to make the unaudited interim financial statements presented not misleading. The results of operations for such interim periods are not necessarily indicative of operations for a full year.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. The estimates and judgments will also affect the reported amounts for certain revenues and expenses during the reporting period. Actual results could differ from these good faith estimates and judgments.

Revenue Recognition

Revenues are recognized when control of the promised goods or services are transferred to a customer, in an amount that reflects the consideration that the Company expects to receive in exchange for those goods or services. The Company applies the following five steps in order to determine the appropriate amount of revenue to be recognized as it fulfills its obligations under each of its agreements:

•	identify the contract with a customer;

•	identify the performance obligations in the contract;

•	determine the transaction price;

•	allocate the transaction price to performance obligations in the contract; and

•	recognize revenue as the performance obligation is satisfied.

F-6

Under these criteria, the Company generally recognizes revenue when its products are delivered to customers in accordance with the written sales terms.

Inventories

Inventories consist of finished goods. Inventories are valued at the lower of cost or net realizable value. The Company determines cost on the basis of first-in, first-out methods. The Company periodically reviews inventories for obsolescence and any inventories identified as obsolete are written down or written off. Although the Company believes that the assumptions it uses to estimate inventory write-downs are reasonable, future changes in these assumptions could provide a significantly different result. No inventory markdown was recorded for the six months ended June 30, 2020 and 2019.

Net Income (Loss) Per Share of Common Stock

The Company has adopted ASC Topic 260, “Earnings per Share” which requires presentation of basic earnings per share on the face of the statements of operations for all entities with complex capital structures and requires a reconciliation of the numerator and denominator of the basic earnings per share computation. In the accompanying financial statements, basic loss per share is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the year. Diluted earnings per share is computed by dividing net income by the weighted average number of shares of common stock and potentially dilutive outstanding shares of common stock during the period to reflect the potential dilution that could occur from common shares issuable through contingent share arrangements, stock options and warrants unless the result would be antidilutive. There were no potentially dilutive shares of common stock outstanding for the six months ended June 30, 2020 and 2019.

COVID 19

Since our products are purchased by customers in The Republic of China (“Taiwan”) and Hong Kong who sold to their customers in the People’s Republic of China (the “PRC”), our business was impacted by the effects of the COVID-19 pandemic and the actions taken by the governments of the PRC, Taiwan and Hong Kong. Since we had no sales in the three months ended June 30, 2020 or the six months ended June 30, 2019 and modest sales in the six months ended June 30, 2020 (all of which were generated in the three months ended March 31, 2020), as well as the year ended December 31, 2019, with sales only in the last quarter of 2019 during the year ended December 31, 2019, we cannot predict the effect of COVID-19 on our business. A prolonged outbreak could have a material adverse impact on financial results and business operations of the Company. The Company believes that the COVID19 pandemic and the government results significantly contributed to its lack of sales in the three months ended June 30, 2020.

NOTE 3 - GOING CONCERN

The accompanying unaudited financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the realization of assets and the liquidation of liabilities in the normal course of business. The Company had minimal cash as of June 30, 2020 and did not generate cash from its operation for the six months ended June 30, 2020 and had no sales in the three months ended June 30, 2020 and, during the year ended December 31, 2019, only had sales in the fourth quarter. These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

The Company proposes to fund operations through sales of its products and equity financing arrangements. The Company plans to introduce a marketing effort to market its products, however, it cannot give any assurance as to its ability to implement a marketing program or to generate revenue or net income from these efforts. Further, the Company did not have any sales during the three months ended June 30, 2020, does not have any agreements or understanding with respect to any financing and, because of the lack of sales and the absence of any active trading market for its common stock, its financial condition and its lack of an operating history, the Company may not be able to raise funds for capital expenditures, working capital and other cash requirements. The Company’s ability to implement its marketing plan may be affected by the COVID-19 pandemic and actions taken by governments to address the pandemic as well as political events and legislation in Hong Kong. If the Company cannot generate revenue from its products, it may not be able to continue in its business.

F-7

NOTE 4 - RELATED PARTY TRANSACTIONS

At June 30, 2020 and December 31, 2019, the Company owed $123,594 and $26,279 to a stockholder who is not a 5% stockholder for non-interest-bearing advances made to or on behalf of the Company, respectively. These advances are due on demand.

During the six months ended June 30, 2020 and 2019, the stockholder paid expenses of $97,315 and $80,135 on behalf of the Company and the stockholder made a loan of $0 and $20,000 to the Company, respectively.

The Company has imputed interest at the rate of 4% on the advances made to the Company in the amount of $1,369 and $717 during the six months ended June 30, 2020 and 2019, respectively, and $928 and $609 during the three months ended June 30, 2020 and 2019, respectively.

NOTE 5 - LEASES

On December 27, 2019, the Company entered into a new lease agreement to rent a storage facility in Hong Kong for a two-year term at HK$16,500 (approximately $2,115) per month. A stockholder paid HK$33,000 (approximately $4,230) as a security deposit and HK$16,500 (approximately $2,115) as prepaid rent on behalf of the Company.

In accordance with ASC 842, the Company recognized operating lease ROU assets and lease liabilities as follows;

	June 30,	December 31,
	2020	2019
Operating lease ROU asset	$36,682	$48,425

	June 30,	December 31,
Operating lease liabilities	2020	2019
Current portion	$26,602	$23,964
Non-current portion	10,000	22,346
Total	$36,602	$46,310

Future minimum lease payments under operating leases at June 30, 2020 were as follows:

Remainder of 2020	$14,845
2021	22,787
Thereafter	-
Total	37,632
Less Imputed interest	(1,030)
Operating lease liabilities	36,602

The Company recognized total lease expense of approximately $12,571 and $15,120 for the six months ended June 30, 2020 and 2019, respectively, primarily related to operating rent lease costs paid to lessors.

NOTE 6 - CONCENTRATION

Revenue

During the six months ended June 30, 2020, all revenue was derived from one customer.

Purchases

During the six months ended June 30, 2020, we purchased inventory from one supplier.

We did not purchase any inventory during the three and six months ended June 30, 2019 and three months ended June 30, 2020. During the three months ended June 30, 2020, we received delivery of inventory which had been purchased during the three months ended March 31, 2020.

F-8

NOTE 7 - INCOME TAX

The reconciliation of income tax expense (credit) at the statutory federal income tax rate of 21% to the Company’s effective income taxes is as follows:

	Six Months Ended
	June 30,
	2020	2019
Income tax expense (credit) at statutory rate	$3,658	$(59,551)
Income tax adjustment
Expense not deductible in current period	-	69,319
Imputed interest	287	302
Adjustment of prior year income tax	-	(73,071)
Operating losses utilized	(3,945)	-
Income tax expense (credit)	$-	$(63,001)

Net deferred tax assets consist of the following components:

	June 30,	December 31,
	2020	2019
Operating loss carry forward	$39,248	$39,248
Operating losses utilized	(3,945)	-
Valuation allowance	(35,303)	(39,248)
Deferred tax asset	$-	$-

NOTE 8 - SUBSEQUENT EVENTS

The Company has evaluated subsequent events that have occurred after the date of the balance sheet through the date of issuance of these unaudited financial statements and determined that no subsequent event requires recognition or disclosure to the unaudited financial statements except as set forth below.

On August 7, 2020, the Company’s sole director adopted, and on August 8, 2020, the Company’s stockholders approved, by a written consent signed by the Company’s sole director, who holds 62.8% of the Company’s common stock, the Company’s 2020 Long-Term Incentive Plan, pursuant to which a maximum of 12,000,000 shares of common stock may be issued pursuant to restricted stock grants, incentive stock options, non-qualified stock options and other equity-based incentives may be granted. Awards under the plan may be issued to employees, directors of the Company or its affiliates or consultants. As of the date of the issuance of these unaudited financial statements, no options, stock grants or other equity-based incentives had been granted pursuant to the plan.

F-9

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors of

Acro Biomedical Co., Ltd.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Acro Biomedical Co., Ltd. ("the Company") as of December 31, 2019, September 30, 2019 and 2018, and the related statements of operations, changes in stockholders' equity and cash flows for the three months ended December 31, 2019 and for each of the two years in the period ended September 30, 2019 and related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019, September 30, 2019 and 2018, and the results of its operations and its cash flows for the three months ended December 31, 2019 and for each of the two years in the period ended September 30, 2019, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company had limited cash as of December 31, 2019, had limited gross profit and incurred a loss from its operations for the three months ended December 31, 2019 and for the year ended September 30, 2019. These circumstances, among others, raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Prager Metis CPAs, LLC

We have served as the Company's auditor since 2018.

Hackensack, New Jersey

March 27, 2020

F-10

ACRO BIOMEDICAL CO., LTD.

Balance Sheets

	December 31,	September 30,	September 30,
	2019	2019	2018

ASSETS
Current Assets
Cash and cash equivalents	$911	$1,472	$1,148
Inventories	878,560	1,060,000	1,146,600
Prepaid expenses	-	3,000	330,089
Security deposit	-	4,992	-
Total Current Assets	879,471	1,069,464	1,477,837

Operating lease right of use asset	48,425	-	-
Security deposit	4,230	-	4,992
TOTAL ASSETS	$932,126	$1,069,464	$1,482,829

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
Accounts payable and accrued expenses	$23,834	$18,024	$7,312
Income tax payable	-	-	92,227
Deferred revenue	37,464	116,000	-
Due to related parties	26,279	61,768	141,136
Operating lease liabilities - current	23,964	-	-
Total Current Liabilities	111,541	195,792	240,675

Operating lease liabilities - noncurrent	22,346	-	-
TOTAL LIABILITIES	133,887	195,792	240,675

Stockholders' Equity
Preferred stock: 25,000,000 authorized; $0.001 par value; no shares issued and outstanding	-	-	-
Common stock: 100,000,000 authorized; $0.001 par value; 47,760,000 shares issued and outstanding	47,760	47,760	47,760
Additional paid-in capital	871,680	871,240	868,975
Related earnings (Accumulated deficit)	(121,201)	(45,328)	325,419
Total Stockholders’ Equity	798,239	873,672	1,242,154

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$932,126	$1,069,464	$1,482,829

The accompanying notes are an integral part of these financial statements.

F-11

ACRO BIOMEDICAL CO., LTD.

Statements of Operations

	Three Months Ended		Year Ended
	December 31,		September 30,
	2019	2018	2019	2018
		(Unaudited)

Revenues	$193,536	$1,354,000	$1,354,000	$8,014,500
Cost of revenues	181,440	1,218,600	1,218,600	7,181,100
Gross profit	12,096	135,400	135,400	833,400

Operating expenses
Selling, general and administrative	87,529	229,635	576,953	317,850
Total operating expenses	87,529	229,635	576,953	317,850

Income (loss) from operations	(75,433)	(94,235)	(441,553)	515,550

Other expense
Interest expense - related party	(440)	(722)	(2,265)	(3,663)
Total other expenses	(440)	(722)	(2,265)	(3,663)

Income (loss) before income tax provision (credit)	(75,873)	(94,957)	(443,818)	511,887
Income taxes provision (credit)	-	(19,941)	(73,071)	92,227
Net income (loss)	$(75,873)	$(75,016)	$(370,747)	$419,660

Basic and dilutive income (loss) per share of common stock	$(0.00)	$(0.00)	$(0.01)	$0.01

Weighted average number of shares of common stock outstanding	47,760,000	47,760,000	47,760,000	47,661,235

The accompanying notes are an integral part of these financial statements.

F-12

ACRO BIOMEDICAL CO., LTD.

Statements of Changes in Stockholders’ Equity

					Additional	Retained earnings
	Preferred Stock		Common Stock		Paid in	(Accumulated
	Shares	Amount	Shares	Amount	Capital	Deficit)	Total

Balance, September 30, 2017	-	$-	47,660,000	$47,660	$557,912	$(94,241)	$511,331

Stock issued for services	-	-	100,000	100	307,400	-	307,500
Imputed interest on related party loans	-	-	-	-	3,663	-	3,663
Net income	-	-	-	-	-	419,660	419,660

Balance, September 30, 2018	-	-	47,760,000	47,760	868,975	325,419	1,242,154

Stock issued for services	-	-		-		-	-
Imputed interest on related party loans	-	-	-	-	2,265	-	2,265
Net loss	-	-	-	-	-	(370,747)	(370,747)

Balance, September 30, 2019	-	$-	47,760,000	$47,760	$871,240	$(45,328)	$873,672

					Additional	Retained earnings
	Preferred Stock		Common Stock		Paid in	(Accumulated
	Shares	Amount	Shares	Amount	Capital	Deficit)	Total

Balance, September 30, 2018	-	$-	47,760,000	$47,760	$868,975	$325,419	$1,242,154

Imputed interest on related party loans	-	-	-	-	722	-	722
Net loss	-	-	-	-	-	(75,016)	(75,016)

Balance, December 31, 2018 (Unaudited)	-	$-	47,760,000	$47,760	$869,697	$250,403	$1,167,860

Balance, September 30, 2019	-	$-	47,760,000	$47,760	$871,240	$(45,328)	$873,672

Imputed interest on related party loans	-	-	-	-	440	-	440
Net loss	-	-	-	-	-	(75,873)	(75,873)

Balance, December 31, 2019	-	$-	47,760,000	$47,760	$871,680	$(121,201)	$798,239

The accompanying notes are an integral part of these financial statements.

F-13

ACRO BIOMEDICAL CO., LTD.

Statements of Cash Flows

	Three Months Ended		Year Ended
	December 31,		September 30,
	2019	2018	2019	2018
		(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$(75,873)	$(75,016)	$(370,747)	$419,660
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Stock based compensation	-	151,694	300,089	7,411
Imputed interest - related parties	440	722	2,265	3,663
Adjustment of income tax payable	-	-	(73,071)	-
Deferred tax asset	-	(19,941)	-	-
Changes in operating assets and liabilities:
Inventories and purchase deposit to vendor	181,440	86,600	86,600	(665,600)
Prepaid expenses	885	30,000	27,000	500
Security deposit	762	-	-	(4,992)
Accounts payable and accrued expenses	5,810	270	10,712	6,712
Income tax payable	-	-	(19,156)	92,227
Deferred revenue	(78,536)	-	116,000	-
Net cash provided by (used in) operating activities	34,928	174,329	79,692	(140,419)

CASH FLOWS FROM FINANCING ACTIVITIES
Advances from related parties	14,511	3,466	106,969	105,257
Repayment to related parties	(50,000)	(141,336)	(186,337)	(500)
Net cash provided by (used in) financing activities	(35,489)	(137,870)	(79,368)	104,757

Net change in cash and cash equivalents	(561)	36,459	324	(35,662)
Cash and cash equivalent at beginning of period/year	1,472	1,148	1,148	36,810
Cash and cash equivalent at end of period/year	$911	$37,607	$1,472	$1,148

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for income taxes	$-	$-	$19,156	$-
Cash paid for interest	$-	$-	$-	$-

NON CASH INVESTING AND FINANCING ACTIVITIES
Increase in the right-of-use asset and lease liability	$46,310	$-	$-	$-

The accompanying notes are an integral part of these financial statements.

F-14

ACRO BIOMEDICAL CO., LTD.

Notes to the Financial Statements

NOTE 1 -ORGANIZATION AND DESCRIPTION OF BUSINESS

Acro Biomedical Co., Ltd. (the “Company”) is a Nevada corporation incorporated on September 24, 2014 under the name Killer Waves Hawaii, Inc. On January 30, 2017, the Company’s corporate name was changed to Acro Biomedical Co., Ltd.

The Company has been engaged in the business of developing and marketing products that promote wellness and a healthy lifestyle since 2017. The Company’s initial business plan was to build a family waterpark in a state-of-the-art designed aquatic center in several locations throughout the Hawaiian Islands. The Company was not able to develop this business and it did not generate any revenues in this business. Following a change of control on January 30, 2017, the Company discontinued its efforts to develop aquatic centers and intends to conduct research and development on its own proprietary products based on cordyceps sinensis. Cordyceps is a fungus that is used in traditional Chinese medicine.

The Company’s first sale was made in September 2017. All of the Company’s sales to date have been sales of cordyceps related products and commencing in the three months ended September 30, 2018, metallothionein MT-3 elizer which is a protein that, in powder form, is used in health supplements. However, the Company does not have the funds for a development effort and can give no assurance that it will be able to develop any such products. All products sold as of the date of these financial statements were purchased from third parties.

On January 13, 2020, the sole director of the Company changed the fiscal year of the Company from the year ending September 30 to the calendar year, effective with the year ended December 31, 2019.

NOTE 2 -SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The financial statements have been prepared in accordance with Generally Accepted Accounting Principles (“GAAP”) of the United States.

In January 2020, the Company changed its fiscal year end from September 30 to December 31. Accordingly, these financial statements contain three-month transitional financial statements as of and for the period ended December 31, 2019 and will become calendar year financial statements thereafter. Any amounts shown as of and for the three months ended December 31, 2018 are unaudited.

Use of Estimates

The preparation of financial statements in conformity with GAAP in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. The estimates and judgments will also affect the reported amounts for certain revenues and expenses during the reporting period. Actual results could differ from these good faith estimates and judgments.

Cash and Cash Equivalents

Cash and cash equivalents include cash in banks, money market funds, and certificates of term deposits with maturities of less than three months from inception, which are readily convertible to known amounts of cash and which, in the opinion of management, are subject to an insignificant risk of loss in value.

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Inventories

Inventories consist of finished goods. Inventories are valued at the lower of cost or net realizable value. The Company determines cost on the basis of first-in, first-out methods. The Company periodically reviews inventories for obsolescence and any inventories identified as obsolete are written down or written off. Although the Company believes that the assumptions it uses to estimate inventory write-downs are reasonable, future changes in these assumptions could provide a significantly different result. No inventory markdown was recorded for three months ended December 31, 2019 and 2018 and for the years ended September 30, 2019 and 2018.

Leases

In February 2016, the FASB established Topic 842, Leases, by issuing Accounting Standards Update (ASU) No. 2016-02, which requires lessees to recognize leases on balance sheet and disclose key information about the leasing arrangements. The new standard establishes a right-of-use model (“ROU”) that requires a lessee to recognize an ROU asset and lease liability on the balance sheet for all leases with a term longer than 12 months.

The new standard is effective for the Company on October 1, 2019, with early adoption permitted. The Company may choose to use either (1) its effective date or (2) the beginning of the earliest comparative period presented in the financial statements as its date of initial application. The Company adopted the new standard on October 1, 2019 and uses the effective date as the date of initial application. Consequently, financial information is not provided for the dates and periods before October 1, 2019. The new standard provides a number of optional expedients in transition. The Company elected the package of practical expedients which permits the Company not to reassess under the new standard its prior conclusions about lease identification, lease classification and initial direct costs. The new standard has a material effect on our financial statements. The most significant effects are related to the recognition of new ROU assets and lease liabilities on our balance sheet for our real estate operating leases.

We determine if an arrangement is an operating lease or financing lease at inception. Operating leases are included in operating lease right-of-use (“ROU”) assets, operating lease liabilities - current, and operating lease liabilities - noncurrent on the balance sheets. Finance leases are included in property and equipment, other current liabilities, and other long-term liabilities in our balance sheets.

ROU assets represent our right to use an underlying asset for the lease term and lease liabilities represent our obligation to make lease payments arising from the lease. Operating lease ROU assets and liabilities are recognized at commencement date based on the present value of lease payments over the lease term. As most of our leases do not provide an implicit rate, we generally use our incremental borrowing rate based on the estimated rate of interest for collateralized borrowing over a similar term of the lease payments at commencement date. The operating lease ROU asset also includes any lease payments made and excludes lease incentives. Our lease terms may include options to extend or terminate the lease when it is reasonably certain that we will exercise that option.

Net Income (Loss) Per Share of Common Stock

The Company has adopted ASC Topic 260, ”Earnings per Share” which requires presentation of basic earnings per share on the face of the statements of operations for all entities with complex capital structures and requires a reconciliation of the numerator and denominator of the basic earnings per share computation. In the accompanying financial statements, basic loss per share is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the year. Diluted earnings per share is computed by dividing net income by the weighted average number of shares of common stock and potentially dilutive outstanding shares of common stock during the period to reflect the potential dilution that could occur from common stock issuable through contingent share arrangements, stock options and warrants unless the result would be antidilutive. There were no potentially dilutive shares of common stock outstanding for the three months ended December 31, 2019 and 2018, and for the years ended September 30, 2019 and 2018, respectively.

Concentrations of Credit Risk

The Company’s financial instruments that are exposed to concentrations of credit risk primarily consist of its cash and cash equivalents and related party payables that it will likely incur in the near future. The Company places its cash and cash equivalents with financial institutions of high creditworthiness. At times, its cash and cash equivalents with a particular financial institution may exceed any applicable government insurance limits.

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Financial Instruments

The Company follows ASC 820, “Fair Value Measurements and Disclosures,” which defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. ASC 820 also establishes a fair value hierarchy that distinguishes between (1) market participant assumptions developed based on market data obtained from independent sources (observable inputs) and (2) an entity’s own assumptions about market participant assumptions developed based on the best information available in the circumstances (unobservable inputs). The fair value hierarchy consists of three broad levels, which gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). The three levels of the fair value hierarchy are described below:

Level 1

Level 1 applies to assets or liabilities for which there are quoted prices in active markets for identical assets or liabilities.

Level 2

Level 2 applies to assets or liabilities for which there are inputs other than quoted prices that are observable for the asset or liability such as quoted prices for similar assets or liabilities in active markets; quoted prices for identical assets or liabilities in markets with insufficient volume or infrequent transactions (less active markets); or model-derived valuations in which significant inputs are observable or can be derived principally from, or corroborated by, observable market data.

Level 3

Level 3 applies to assets or liabilities for which there are unobservable inputs to the valuation methodology that are significant to the measurement of the fair value of the assets or liabilities.

The carrying values of our financial instruments, including, cash and cash equivalents; prepaid expenses; accounts payable and accrued expenses and due to related parties approximate their fair values due to the short-term maturities of these financial instruments.

Stock-Based Compensation

The Company recognizes compensation expense for stock-based compensation in accordance with ASC Topic 718. For employee and non-employee stock-based awards, the Company calculates the fair value of the award on the date of grant using the option-pricing model for stock options and the quoted price of its common stock for unrestricted shares; the expense is recognized over the service period for awards expected to vest. The Company considers many factors when estimating expected forfeitures, including types of awards, employee class, and historical experience.

Deferred Income Taxes and Valuation Allowance

The Company accounts for income taxes under ASC 740 “Income Taxes.” Under the asset and liability method of ASC 740, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period the enactment occurs. A valuation allowance is provided for certain deferred tax assets if it is more likely than not that the Company will not realize tax assets through future operations.

Related Parties

The Company follows ASC 850, ”Related Party Disclosures,” for the identification of related parties and disclosure of related party transactions and balances.

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Revenue Recognition

The Company recognizes revenue in accordance with Topic 606, which requires revenues are recognized when control of the promised goods or services are transferred to a customer, in an amount that reflects the consideration that the Company expects to receive in exchange for those goods or services. The Company applies the following five steps in order to determine the appropriate amount of revenue to be recognized as it fulfills its obligations under each of its agreements:

•	identify the contract with a customer;
•	identify the performance obligations in the contract;
•	determine the transaction price;
•	allocate the transaction price to performance obligations in the contract; and
•	recognize revenue as the performance obligation is satisfied.

The Company recognizes revenue when products are delivered to customers in accordance with the written sales terms.

Deferred Revenue

The Company has entered into agreements for the delivery of products to customers. The Company receives cash in advance and records it as deferred revenue.

Deferred revenue at December 31, 2019 and September 30, 2019 and 2018, was $37,464, $116,000 and $0, respectively.

Recent Accounting Pronouncements

The Company has reviewed all other recently issued, but not yet effective, accounting pronouncements and does not believe the future adoption of any such pronouncements may be expected to cause a material impact on our financial statements.

NOTE 3 – GOING CONCERN

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the realization of assets and the liquidation of liabilities in the normal course of business. The Company had minimal cash as of December 31, 2019, had limited gross profit and incurred a loss from operations for the three months ended December 31, 2019 and the year ended September 30, 2019. These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

The Company proposes to fund operations through sales of its products and equity financing arrangements. However, because of the lack of sales and the absence of any active trading market for its common stock, its financial condition and its lack of an operating history, the Company may not be able to raise funds for capital expenditures, working capital and other cash requirements. If the Company cannot generate revenue from its products, it may not be able to continue in its business.

NOTE 4 – PREPAID EXPENSE

At December 31, 2019, and September 30, 2019 and 2018, prepaid expenses totaled $0, $3,000 and $330,089, respectively. Prepaid expenses at September 30, 2019 consisted of public-company related fees. Prepaid expenses at September 30, 2018 consisted primarily of professional fees, including compensation for consulting services that were paid through the issuance of common stock which fees are being amortized over the life of the applicable agreements. As of September 30, 2019, the fees are fully amortized.

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NOTE 5 - EQUITY

Common Stock

During the year ended September 30, 2018, the Company issued 50,000 shares of common stock to each of two consultants for services from September 26, 2018 to March 31, 2019. The shares were valued at $307,500, based on the market price of the common stock on the respective dates of the agreements, which was an average of $3.075 per share.

NOTE 6 - INCOME TAXES

On December 22, 2017, the United States enacted the Tax Cuts and Jobs Act (the “Act”) resulting in significant modifications to existing law including lowering the corporate tax rate from 35% to 21%. The new rate is effective for tax years beginning after December 31, 2017. In accordance with the new tax law, the Company has applied a transition blended U.S. statutory deferral income tax rate of 24.5% for the year ended September 30, 2018. Since the entire net operating loss at September 30, 2017 was used up in the year ending September 30, 2018, the new tax legislation does not affect the way the Company can use and carry forward its previous net operating losses.

The reconciliation of income tax expense at the U.S. statutory rate of 21% in 2019 and the blended U.S. statutory rate of 24.5% in 2018, to the Company’s effective tax rate is as follows:

	December 31,		September 30,
	2019	2018	2019	2018
Income tax expense (benefit) at statutory rate	$(15,933)	$(19,941)	$(93,202)	$124,269
Income tax adjustment
Expense not deductible in current period	-	-	69,319	-
Imputed interest	92	-	476	-
Adjustment of prior year income tax	-	-	(73,071)	-
Change of valuation allowance	15,841	-	23,407	(32,042)
Income tax expense (benefit)	$-	$(19,941)	$(73,071)	$92,227

Net deferred tax assets consist of the following components as of:

	September 30,	September 30,	December 31,	December 31,
	2019	2018	2019	2018
Operating loss carry forward	$23,407	$32,042	$39,248	$19,941
Net operating losses utilized	-	(32,042)	-	-
Valuation allowance	(23,407)	-	(39,248)	-
Deferred tax asset	$-	$-	$-	$19,941

Due to uncertainties surrounding the Company’s ability to generate future taxable income to realize deferred income tax assets arising as a result of net operating losses carried forward, 100% valuation allowance on deferred tax assets was recorded on December 31, 2019 and September 30, 2019. As of December 31, 2019, the Company has approximately $186,900 net operating loss carryforwards available in the U.S. to reduce future taxable income which can be carryforward indefinitely.

NOTE 7 - RELATED PARTY TRANSACTIONS

At December 31, 2019 and September 30, 2019 and 2018, the Company owed $26,279, $61,768 and $99,265 to a stockholder who is not a 5% stockholder for non-interest-bearing advances made to or on behalf of the Company, respectively. These advances are due on demand.

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During the three months ended December 31, 2019, the stockholder paid expenses and a security deposit of $14,511 on behalf of the Company, and the Company repaid $50,000 to the stockholder.

During the year ended September 30, 2019, (a) the Company repaid $41,871 to its chief executive officer, (b) the stockholder paid expenses and security deposit of $86,969 on behalf of the Company, (c) the stockholder made a loan of $20,000 to the Company and (d) the Company repaid $144,466 to the stockholder.

During the year ended September 30, 2018, the Company’s chief executive officer paid a security deposit of $4,992 on behalf of the Company for its lease and he paid operating expenses of $1,000. A stockholder, who is not a 5% stockholder, paid various expenses of $99,265 on behalf of the Company. The Company repaid $500 to its chief executive officer. The payments advances are as non-interest bearing and due on demand.

The Company has imputed interest at the rate of 4% on the advances made to the Company in the amount of $440, $722, $2,265 and $3,663 during the three months ended December 31, 2019 and 2018 and the years ended September 30, 2019 and 2018, respectively.

As of December 31, 2019 and September 30, 2019 and 2018, the Company had amounts due to related parties of $26,279, $61,768 and $141,136, respectively.

NOTE 8 – LEASES

On November 30, 2017, the Company entered into a lease agreement to rent a storage facility in Hong Kong for a two-year term at HK$19,500 (approximately $2,520) per month. The Company paid $4,992 (HK$39,000) as a security deposit. The lease agreement expired in November 2019 and the Company renewed the lease for one month.

On December 27, 2019, the Company entered into a new lease agreement to rent a storage facility in Hong Kong for a two-year term at HK$16,500 (approximately $2,115) per month. A stockholder paid HK$33,000 (approximately $4,230) as a security deposit and HK$16,500 (approximately $2,115) as prepaid rent on behalf of the Company.

For the year ended September 30, 2019 and 2018, the Company incurred rent expense of $30,240 and $25,165, respectively. For the three months ended December 31, 2019 and 2018, the Company incurred rent expense of $7,560 and $8,560, respectively.

The undiscounted future minimum lease payment schedule as follows:

As at December 31, 2019
2020	25,425
2021	22,828
Thereafter	-
Total	$48,253

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NOTE 9– CONCENTRATION

Revenue

The following table sets forth our sales to customers during the three months ended December 31, 2019 and 2018 and the year ended September 30, 2019 and 2018.

	Three Months Ended				Year Ended
	December 31,				September 30,
	2019		2018		2019		2018
	Sales	Percent	Sales	Percent	Sales	Percent	Sales	Percent
Customer A	$-	-	$1,274,000	94%	$1,274,000	94%	$4,271,500	53%
Customer B	-	-	-	-	-	-	3,743,000	47%
Customer C	-	-	80,000	6%	80,000	6%	-	-
Customer D	193,536	100%	-	-	-	-	-	-
Total	$193,536	100%	$1,354,000	100%	$1,354,000	100%	$8,014,500	100%

Purchase

During the three months ended December 31, 2019, the Company did not make any purchases.

During the three months ended December 31, 2018, all purchases were made from one supplier.

During the year ended September 30, 2019, all purchases were made from one supplier.

During the year ended September 30, 2018, all purchases were derived from purchase orders with two suppliers, which represent 70% and 30%, of the Company’s purchases, respectively, which related to cordyceps products and metallothionein MT-3 elizer, respectively. These suppliers were different from the sole supplier for the year ended September 30, 2019, which was a supplier of cordyceps products.

NOTE 10 - SUBSEQUENT EVENTS

The Company has evaluated subsequent events that have occurred after the date of the balance sheet through the date of issuance of these financial statements and determined that no subsequent event requires recognition or disclosure to the financial statements.

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